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OFFERING CIRCULAR

priceline.com Incorporated

Offer to Exchange
2006 1.00% Convertible Senior Notes due 2010
for any or all of our outstanding
1.00% Convertible Senior Notes due 2010

Exchange Offer

        We are offering to exchange, upon the terms and subject to the conditions set forth in this offering circular and the accompanying letter of transmittal (which together constitute, and we refer to herein, as the exchange offer), $1,000 principal amount of our newly issued 2006 1.00% Convertible Senior Notes due 2010, which we refer to as the new notes, for each $1,000 principal amount of validly tendered and accepted 1.00% Convertible Senior Notes due 2010, which we refer to as the outstanding notes. The CUSIP numbers for the outstanding securities are 741503AB2 and 741503AC0.

        The exchange offer expires at midnight, New York City time, on Monday, November 6, 2006, which date we refer to as the expiration date, unless earlier terminated or extended by us.

        Subject to the satisfaction or waiver of specified conditions described in this offering circular and the accompanying letter of transmittal, we will exchange the new notes for all outstanding notes that are validly tendered and not withdrawn by you at any time prior to the expiration date as described in this offering circular. Each $1,000 of outstanding notes tendered will be exchanged for $1,000 principal amount of new notes. Tenders of outstanding notes may be withdrawn at any time prior to midnight, New York City time, on the expiration date of the exchange offer.

        The terms of the new notes are similar to the terms of the outstanding notes, except as set forth in the summary subsection entitled "Material Differences Between the Outstanding Notes and New Notes" on page 9 and in the section entitled "Description of the New Notes" beginning on page 45.

        The exchange offer is described in detail in this offering circular, and we urge you to read it carefully, including the section entitled "Risk Factors" beginning on page 12, for a discussion of factors you should consider before tendering your outstanding notes in exchange for new notes.

        Neither our Board of Directors nor any other person is making any recommendation as to whether you should choose to exchange your outstanding notes for new notes.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFERING CIRCULAR IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this offering circular is October 10, 2006.

        You should rely only on the information contained in, or incorporated by reference into, this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        This offering circular does not constitute an offer to exchange in any jurisdiction in which, or from any person to or from whom, it is unlawful to make such offer under applicable federal securities or state securities laws. The delivery of this offering circular shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of the company or any of its subsidiaries since the date hereof.

        In making a decision in connection with the exchange offer, noteholders must rely on their own examination of the company and the terms of the exchange offer, including the merits and risks involved. Noteholders should not construe the contents of this offering circular as providing any legal, business, financial or tax advice. Each noteholder should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this offering circular and the exchange offer contemplated thereby.

        We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, to exempt the exchange offer from the registration requirements of the Securities Act with respect to the exchange of the outstanding notes for the new notes. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the exchange offer from state securities law requirements. We have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the new notes that may be deemed to be offered by virtue of this exchange offer.

        Generally, the Securities Act prohibits the offer of securities to the public unless a registration statement has been filed with the Securities and Exchange Commission, or the SEC, and the sale of securities until such registration statement has been declared effective by the SEC, unless an exemption from registration is available. The exchange offer constitutes an "offer" of securities under the Securities Act. However, we are availing ourselves of Section 3(a)(9) of the Securities Act which provides an exemption from registration for exchanges of securities by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly to any broker, dealer, salesperson or other person for soliciting such exchange. Accordingly, no filing of a registration statement with the SEC is being made with respect to the exchange offer.

        We have nevertheless prepared this offering circular which contains substantially the same information which would be required for a registration statement and are distributing this offering circular to the noteholders. Because filing of a registration statement with the SEC is not required for the exchange offer, the SEC is not reviewing or commenting on this offering circular or any other documents used in the exchange offer.

        Based upon interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that any new notes that we issue in exchange for outstanding notes that were eligible for resale without compliance with the registration requirements of the Securities Act, specifically outstanding notes represented by CUSIP Nos. 741503AB2 and 741503AC0, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act.

        All inquiries relating to this offering circular and the exchange offer should be directed to D.F. King & Co., Inc., the information agent for the exchange offer, at one of the telephone numbers or the address listed on the back cover page of this offering circular. Questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your outstanding notes should be directed to American Stock Transfer & Trust Company, the exchange agent, at the telephone number or the address listed on the back cover page of this offering. Requests for additional copies of this offering circular, any documents incorporated by reference into this offering circular or the letter of transmittal may be directed to either the information agent or the exchange agent at the respective telephone numbers and addresses listed on the back cover page of this offering circular.

WHERE YOU CAN FIND MORE INFORMATION

        Priceline.com files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document priceline.com files at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Reports, proxy and information statements, and other information filed electronically by priceline.com with the SEC are available to the public at the SEC's website at http://www.sec.gov. However, information on the SEC's website does not constitute a part of this offering circular.

        In this document, priceline.com "incorporates by reference" the information it files with the SEC, which means that priceline.com can disclose important information to you by referring to that information. The information incorporated by reference is considered to be part of this offering circular, and later information filed with the SEC will update and supersede this information. Priceline.com incorporates by reference the documents listed below (other than, in each case, documents or information that is deemed to have been furnished and not filed in accordance with SEC rules) and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act (other than, in each case, documents or information that is deemed to have been furnished and not filed in accordance with SEC rules) on or after the date of this offering circular and until this offering is completed:

  (a)
  our annual report on Form 10-K for the year ended December 31, 2005;

  (b)
  our quarterly report on Form 10-Q for the quarter ended March 31, 2006;

  (c)
  our quarterly report on Form 10-Q for the quarter ended June 30, 2006;

  (d)
  our current report on Form 8-K filed with the SEC on February 8, 2006;

  (e)
  our current report on Form 8-K filed with the SEC on February 17, 2006;

  (f)
  our current report on Form 8-K filed with the SEC on March 10, 2006;

  (g)
  our current report on Form 8-K filed with the SEC on May 4, 2006;

  (h)
  our current report on Form 8-K filed with the SEC on August 8, 2006;

  (i)
  our current report on Form 8-K filed with the SEC on September 6, 2006;

  (j)
  our current report on Form 8-K filed with the SEC on September 7, 2006;

  (k)
  our current report on Form 8-K filed with the SEC on September 21, 2006;

  (l)
  our current report on Form 8-K filed with the SEC on September 22, 2006;

  (m)
  our current report on Form 8-K filed with the SEC on September 27, 2006; and

  (n)
  our current report on Form 8-K filed with the SEC on September 28, 2006.

        You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

Office of the General Counsel
priceline.com Incorporated
800 Connecticut Avenue
Norwalk, Connecticut 06854
Telephone: 203-299-8000

        You should rely only on the information provided in this document or incorporated in this document by reference. Priceline.com has not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front of this document.

FORWARD-LOOKING STATEMENTS

        Portions of this offering circular contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements.

        Expressions of future goals and similar expressions including, without limitation, "believe(s)," "intend(s)," "expect(s)," "will," "may," "should," "could," "plan(s)," "anticipate(s)," "estimate(s)," "predict(s)," "potential," "target(s)," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause our actual results to differ materially from those described in the forward-looking statements: adverse changes in general market conditions for leisure and other travel services as the result of, among other things, terrorist attacks, natural disasters, or the outbreak of an epidemic or pandemic disease; adverse changes in our relationships with airlines and other product and service providers which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com's retail or "opaque" services, or both); the loss or reduction of global distribution fees; the bankruptcy or insolvency of another major domestic airline; the effects of increased competition; systems-related failures and/or security breaches, including, without limitation, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company's obligations in the event of such a breach; difficulties integrating recent acquisitions, such as Active Hotels Ltd. and Bookings B.V., including, ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses; a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its third party distribution partners; legal and regulatory risks; and the ability to attract and retain qualified personnel. These factors and others are described in the section entitled "Risk Factors." We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, you should carefully review the reports and documents we file or furnish from time to time with the Securities and Exchange Commission, particularly our annual report on Form 10-K, our quarterly reports on Form 10-Q and any current reports on Form 8-K.

SUMMARY

        The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included in this offering circular and incorporated in this offering circular by reference. You should carefully consider the information set forth under "Risk Factors." Unless the context otherwise requires, the terms "priceline.com," "we," "us" and "our" refer to priceline.com Incorporated, a Delaware corporation, and its consolidated subsidiaries.

priceline.com Incorporated

        We are a leading online travel company that offers our customers a broad range of travel services, including airline tickets, hotel rooms, car rentals, vacation packages and cruises. We offer our customers a unique choice: the ability to purchase travel services in a traditional, price-disclosed manner or the opportunity to use our unique Name Your Own Price® service, which allows our customers to make offers for travel services at discounted prices. At present, we derive substantially all of our revenues from the following sources:

  •
  transaction revenues from the sale of Name Your Own Price® airline tickets, hotel rooms and rental cars as well as our vacation package services;

  •
  commissions earned from the sale of price-disclosed hotel rooms, rental cars, cruises and other travel services;

  •
  customer processing fees charged in connection with the sale of both Name Your Own Price® and price-disclosed airline tickets, hotel rooms and rental cars service;

  •
  Worldspan, L.P. reservation booking fees related to both our Name Your Own Price® airline ticket, hotel room and rental car service, and price-disclosed airline tickets and rental car service;

  •
  transaction revenue from our price-disclosed hotel room service; and

  •
  other revenues derived primarily from advertising on our websites.

Corporate Information

        Priceline.com was formed as a Delaware limited liability company in 1997 and was converted into a Delaware corporation in July 1998. Our common stock is listed on The Nasdaq National Market under the symbol "PCLN." Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854.

The Exchange Offer

Background	We issued the outstanding notes in August 2003 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, which we refer to as the Securities Act. In October 2003, we filed a registration statement on Form S-3 (File No. 333-109929), which became effective in January 2004, covering resales from time to time by selling securityholders of our outstanding notes and shares of our common stock issuable upon conversion of the outstanding notes. We commenced this exchange offer on October 10, 2006 for the reasons stated below. The following is a brief summary of the terms of the exchange offer. For a more complete description, see the section of this offering circular entitled "The Exchange Offer."
Purpose of the exchange offer
The purpose of the exchange offer is to exchange outstanding notes for new notes with certain different terms. The Financial Accounting Standards Board's ("FASB") adoption of Emerging Issues Task Force ("EITF") EITF 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share," adopted after the issuance of the outstanding notes, requires us to include, in our calculation of diluted earnings per share, common shares potentially issuable upon conversion of all of the outstanding notes into our reported shares of common stock outstanding using the "if converted" method, whether or not the outstanding notes may then be converted pursuant to their terms. The "if converted" method requires us, when calculating diluted earnings per share, to add back the after-tax interest expense on the outstanding notes to net income for each reporting period that we have income from continuing operations and include the potentially issuable shares as if the outstanding notes had been converted into common stock at the beginning of the reporting period, when dilutive. Assuming the exchange of substantially all of the outstanding notes for the new notes, in future reporting periods we expect our reported diluted earnings per share will be higher than had we not undertaken the exchange offer because fewer shares will be included in the diluted earnings per share calculation.

Net Share Settlement. The terms of the new notes will have a net share settlement feature requiring us to settle all conversions for cash and, in certain circumstances, cash and shares of our common stock. By committing to pay a portion of the consideration upon conversion of the new notes in cash, we will be able to apply the treasury stock method to calculate diluted earnings per share from and after the issuance of the new notes. Under this method, the number of shares of our common stock deemed to be outstanding for the purpose of calculating diluted earnings per share will not be increased until the average closing sale price of our common stock during a reporting period exceeds the base conversion price of the new notes (initially $40.00 per share). The initial conversion price is equivalent to the new notes' initial conversion rate of 25.0000 shares of common stock per $1,000 principal amount of the new notes.

"Make whole premium." In addition, the new notes will include a provision pursuant to which, if a "fundamental change," as described in "Description of the New Notes—Repurchase at Option of Holders Upon a Designated Event," occurs on or before August 1, 2008, holders of the new notes may be entitled to receive a make whole premium (consisting of an increase in the conversion rate) upon a conversion of new notes upon a fundamental change as described in "Description of the New Notes—Conversion of Notes." The terms of the outstanding notes do not provide for any such make whole premium.
The exchange offer	We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of outstanding notes accepted for exchange.
Conditions to the exchange offer
The exchange offer is subject to the exchange not resulting in any adverse tax consequences to us and certain other customary conditions. See the section of this offering circular entitled "The Exchange Offer—Conditions to the Exchange Offer."
Expiration date
The exchange offer will expire at midnight, New York City time, on November 6, 2006, which date we refer to as the expiration date, unless extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on the business day immediately following the scheduled expiration of the exchange offer.
Withdrawal of tenders	Tenders of outstanding notes may be withdrawn by a request in writing at any time prior to midnight, New York City time, on the expiration date.
Procedures for exchange
In order to exchange outstanding notes, you must tender the outstanding notes together with a properly completed letter of transmittal and the other agreements and documents described in the letter of transmittal. If you own outstanding notes held through a broker or other third party, or in "street name," you will need to follow the instructions in the letter of transmittal on how to instruct your custodian to tender the outstanding notes on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this offering circular. We will determine in our reasonable discretion whether any outstanding notes have been validly tendered. Outstanding notes may be tendered by electronic transmission of acceptance through The Depository Trust Company's, which we refer to as DTC, Automated Tender Offer Program, which we refer to as ATOP, procedures for transfer or by delivery of a signed letter of transmittal pursuant to the instructions described therein. Custodial entities that are participants in DTC must tender outstanding notes through DTC's ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities.

If you decide to tender outstanding notes in the exchange offer, you may withdraw them at any time prior to the expiration date. If we decide for any reason not to accept any outstanding notes for exchange, they will be returned without expense to the tendering holder or credited to an account maintained at DTC if tendered by a DTC participant promptly after the expiration or termination of the exchange offer.
Please see pages 37 through 44 for instructions on how to exchange your outstanding notes for new notes.
Acceptance of outstanding notes
We will accept all outstanding notes validly tendered and not withdrawn as of the expiration date and will issue the new notes promptly after the expiration date, upon the terms and subject to the conditions in this offering circular and the letter of transmittal. We will accept outstanding notes for exchange after the exchange agent has received a timely book-entry confirmation of transfer of outstanding notes into the exchange agent's DTC account or a properly completed and executed letter of transmittal, as applicable. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of all validly tendered outstanding notes in the exchange offer.
Amendment of the exchange offer
We reserve the right not to accept any of the outstanding notes tendered, and to otherwise interpret or modify the terms of the exchange offer, provided that we will comply with applicable laws that require us to extend the period during which outstanding notes may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.
Use of proceeds	We will not receive any cash proceeds from the exchange offer. Outstanding notes that are validly tendered and exchanged for new notes pursuant to the exchange offer will be retired and canceled.
Fees and expenses of the exchange offer	We estimate that the total fees and expenses of the exchange offer will be approximately $160,000.

Taxation
The U.S. federal income tax consequences of the exchange offer and of the ownership and disposition of the new notes are not entirely clear because there is no statutory, administrative or judicial authority that specifically addresses an exchange with the terms of the exchange offer. We intend to take the position that the modifications to the outstanding notes resulting from the exchange of outstanding notes for new notes will not constitute a significant modification of the outstanding notes for U.S. federal income tax purposes. If, consistent with our position, the exchange of outstanding notes for new notes does not constitute a significant modification of the outstanding notes, the new notes will be treated for U.S. federal income tax purposes as a continuation of the outstanding notes and there will be no U.S. federal income tax consequences to a U.S. Holder who exchanges outstanding notes for new notes pursuant to the exchange offer.

If the exchange were treated as a significant modification, we believe that the exchange is likely to constitute a non-taxable recapitalization in which an exchanging holder generally would not recognize gain or loss on the exchange, but might be required to accrue interest income at a significantly different rate and on a significantly different schedule than is applicable to the outstanding notes.
See the section of this offering circular entitled "Certain United States Federal Income Tax Considerations" beginning on page 64.
Outstanding notes not tendered or accepted for exchange
Any outstanding notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer. If you do not exchange your outstanding notes in the exchange offer, or if your outstanding notes are not accepted for exchange, you will continue to hold your outstanding notes and will be entitled to all the rights and subject to all the limitations applicable to the outstanding notes. However, the liquidity of any trading market for outstanding notes not tendered for exchange, or tendered for exchange and not accepted, could be reduced to the extent that outstanding notes are tendered and accepted for exchange in the exchange offer. See "Risk Factors—Risks Related to the Exchange Offer", "—Risks Related to the New Notes" and "—Risks Related to Retention of the Outstanding Notes."
Exchange agent	American Stock Transfer & Trust Company is the exchange agent for this exchange offer. Its address and telephone numbers are located in the section on the back cover of this offering circular.

Information agent	D.F. King & Co., Inc. is the information agent for this exchange offer. Its address and telephone numbers are located on the back cover of this offering circular.
Risk factors
You should carefully consider the matters described under "Risk Factors" as well as other information set forth in this offering circular and in the letter of transmittal before you decide to participate in the exchange offer.

The New Notes

Issuer	priceline.com Incorporated.
Maturity date	August 1, 2010.
Interest rate and interest payment dates	Interest on the new notes is 1.00%. We will pay interest on the new notes from August 1, 2006 on February 1 and August 1 of each year, commencing February 1, 2007.
Conversion
Unless we have previously redeemed or repurchased the new notes, holders will have the right, at their option, to convert their new notes, in whole or in part, into cash and shares of our common stock prior to maturity, subject to adjustments described herein, at a rate of 25.0000 shares of common stock per $1,000 principal amount of new notes (which is equivalent to a conversion price of approximately $40.00 per share) as follows:
•
if, on or prior to August 1, 2008, the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the first day of a conversion period (as defined in this offering circular) is more than 110% of the then current conversion price of the new notes, then holders will have such conversion right in such conversion period;
•
if, on any date after August 1, 2008, the closing sale price of our common stock is more than 110% of the then current conversion price of the new notes, then holders will have such conversion right at all times thereafter;
•
if we distributed to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration of such distribution, then once we have given notice holders will have such conversion right until a specified date;
•
if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 5% of the closing sale price of our common stock on the day preceding the declaration of such distribution, then once we have given notice holders will have such conversion right until a specified date;

•
if a fundamental change, as described in "Description of the New Notes — Repurchase at Option of Holders Upon a Designated Event," occurs, then holders will have such conversion right beginning 15 days prior to the anticipated effective date of the transaction until 15 days following its effective date; if the fundamental change occurs on or before August 1, 2008, holders may be entitled to receive a make whole premium (consisting of an increase in the conversion rate) upon such conversion; or
•
if, on or after August 1, 2008, we elect to call any security for redemption, then holders will have such conversion right from the date on which we give notice of the redemption until the close of business on the business day immediately preceding the redemption date.

Holders may also convert their new notes into shares of our common stock for the five business day period after any five consecutive trading-day period in which the average trading prices for the new notes for such five trading-day period was less than 95% of the average conversion value (as defined in this offering circular) for the new notes during that period.
The conversion rate is subject to adjustment upon certain events. See "Description of the New Notes—Conversion Rate Adjustments."
Ranking	The new notes:
	•	are our senior unsecured obligations,
•
rank on parity in right of payment with all of our existing and future senior unsecured debt (including, but not limited to, our existing 2.25% Convertible Senior Notes due August 1, 2010, 0.50% Convertible Senior Notes due September 30, 2011 and 0.75% Convertible Senior Notes due September 30, 2013), and
	•	rank senior to all of our existing and future debt that expressly provides that it is subordinated to the new notes.

The new notes are effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and all existing and future debt and other liabilities of our subsidiaries. As of June 30, 2006, the aggregate amount of liabilities of our consolidated subsidiaries, excluding intercompany liabilities, was approximately $87 million. The indenture under which the new notes will be issued will not restrict the incurrence of debt by us or any of our subsidiaries.

Global notes; book-entry system
The new notes are in fully registered form in minimum denominations of $1,000. The new notes are evidenced by one or more global notes deposited with the trustee for the new notes, as custodian for DTC. Beneficial interests in the global notes are shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See "Description of the New Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedures."
Optional redemption by priceline.com
On or after August 1, 2008, we have the option to redeem all or a portion of the new notes at 100% of the principal amount of the new notes plus accrued and unpaid interest, if any, to the redemption date. See "Description of the New Notes—Optional Redemption."
Repurchase at the option of the holders
Holders have the right to require us to repurchase all or a portion of the new notes on August 1, 2008, at a repurchase price equal to 100% of the principal amount of the new notes to be repurchased plus accrued and unpaid interest, if any, to the date of repurchase. We will pay the repurchase price in cash.
Repurchase at the option of the holders upon a designated event
Upon a designated event, as that term is defined in "Description of the New Notes—Repurchase at Option of Holders Upon a Designated Event," holders will have the right, subject to conditions and restrictions, to require us to repurchase some or all of their new notes at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the repurchase date. The repurchase price is payable in cash. See "Description of the New Notes—Repurchase at Option of Holders Upon a Designated Event."
Events of default	The following are events of default under the indenture for the new notes:
• we fail to pay principal of any new note when due;
• we fail to pay interest on any new note when due, and such failure continues for 30 days;
• we fail to pay the repurchase price when required to do so in connection with the exercise by holders of their option to require us to repurchase their new notes;
•
we fail to deliver cash or a combination of cash and shares of common stock within 10 days after such delivery is required to be made upon conversion of a new note, including any make whole premium, as provided in the indenture;

•
we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the new notes then outstanding;
•
we or any of our significant subsidiaries fail to pay when due, either at its maturity or upon acceleration, any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, in excess of $15.0 million if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the new notes then outstanding; and
•	events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries, as specified in the indenture.

Material Differences Between the Outstanding Notes and New Notes

        The only material differences between the outstanding notes and the new notes is the nature of the consideration payable upon conversion and the addition in the new notes of a provision for payment of a make whole premium upon conversion in certain circumstances.

        Upon conversion of the outstanding notes, the holder would receive only shares of common stock and cash in lieu of fractional shares and, in limited cases at our option, a combination of shares of common stock and cash. Upon conversion of the new notes, the holder will receive cash or a combination of cash and common stock, depending on the value of our common stock during the twenty-trading day period beginning the second trading day after the conversion date. For a more detailed description of the consideration payable upon conversion of the new notes, see "Description of the New Notes—Conversion of Notes" and "—Payment Upon Conversion."

        The new notes will include a make whole provision pursuant to which holders of the new notes may be entitled to receive a make whole premium (consisting of an increase in the conversion rate) upon a conversion of new notes upon a "fundamental change" that occurs on or before August 1, 2008, as described in "Description of the New Notes—Conversion of Notes." See also "Description of the New Notes—Determination of the Make Whole Premium." The terms of the outstanding notes do not provide for any such make whole premium.

        Based upon interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that any new notes that we issue in exchange for outstanding notes that were eligible for resale without registration under the Securities Act may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without registration under the Securities Act. Accordingly, the holders of new notes will not have registration rights.

Summary Consolidated Financial Data

        You should read the summary consolidated financial data set forth below in conjunction with our annual report on Form 10-K for the year ended December 31, 2005, our quarterly report on Form 10-Q for the quarter ended June 30, 2006, and the financial statements and management's discussion and analysis of such financial statements included therein. The balance sheet data as of December 31, 2003, 2004 and 2005 and the statement of operations data for the years ended December 31, 2003, 2004 and 2005 have been derived from our audited consolidated financial statements. The balance sheet data as of June 30, 2006 and the statement of operations data for the six months ended June 30, 2005 and 2006 have been derived from our unaudited financial statements included in our Form 10-Q for the quarter ended June 30, 2006. The unaudited financial data is not indicative of the results for our full fiscal year or any other period. Beginning in the first quarter of 2003, we began reporting revenue in three categories: merchant (encompassing substantially all of our Name Your Own Price® travel services), agency (encompassing substantially all of our price-disclosed retail services) and other (encompassing all remaining revenue). Historical results have been reclassified to conform to this reporting format. All numbers have been adjusted to reflect our 1-for-6 reverse stock split effected on June 16, 2003.

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Merchant revenues	$852,454	$872,994	$859,404	$464,032	$460,962
Agency revenues	7,554	38,601	99,051	33,783	86,273
Other revenues	3,653	2,777	4,205	2,134	2,329

Total revenues	863,661	914,372	962,660	499,949	549,564
Cost of merchant revenues	717,716	714,822	694,190	377,008	371,530
Cost of agency revenues	—	1,395	607	—	—
Cost of other revenues	—	—	—	—	—

Total costs of revenues	717,716	716,217	694,797	377,008	371,530

Gross profit	145,945	198,155	267,863	122,941	178,034

Operating expenses:
Advertising—Offline	25,125	33,476	30,957	19,162	18,298
Advertising—Online	17,123	27,480	58,535	22,137	52,354
Sales and marketing	33,441	32,091	34,295	18,322	20,290
Personnel	29,962	35,574	49,659	20,983	35,211
General and administrative	12,031	16,452	20,881	9,687	12,993
Information technology	8,898	9,171	10,622	5,516	4,639
Depreciation and amortization	11,533	13,501	25,366	10,513	16,306
Restructuring charge (reversal), net	(186)	(12)	1,664	(336)	135

Total operating expenses	137,927	167,733	231,979	105,984	160,226

Operating income	8,018	30,422	35,884	16,957	17,808
Other income (expense):
Interest income	2,474	5,112	5,550	3,168	3,696
Interest expense	(907)	(3,722)	(5,075)	(2,531)	(3,053)
Other	—	15	(656)	(481)	(511)

Total other income (expense)	1,567	1,405	(181)	156	132

Earnings before income taxes and equity in income (loss) of investees and minority interests	9,585	31,827	35,703	17,113	17,940
Income tax benefit (expense)	—	193	156,277	(45)	(4,836)
Equity in income (loss) of investees and minority interests	2,331	(511)	749	300	(686)

Net income	11,916	31,509	192,729	17,368	12,418
Preferred stock dividend	(1,491)	(1,512)	(1,854)	(878)	(865)

Net income applicable to common stockholders	$10,425	$29,997	$190,875	$16,490	$11,553

Net income applicable to common stockholders per basic common share	$0.28	$0.78	$4.87	$0.42	$0.29

Weighted average number of basic common shares outstanding	37,804	38,304	39,161	38,947	39,432

Net income applicable to common stockholders per diluted common share	$0.27	$0.76	$4.21	$0.41	$0.28

Weighted average number of diluted common shares outstanding	39,009	42,327	46,436	43,005	43,309

Consolidated Balance Sheet Data:
Cash and cash equivalents	$93,732	$101,270	$80,341	$118,270	$118,771
Restricted cash	22,485	23,572	22,308	22,041	21,285
Short-term investments	151,736	122,812	72,745	137,598	72,722
Total assets	337,784	542,082	754,028	567,255	828,177
Long-term debt	124,524	224,418	223,549	224,247	223,261
Total stockholders' equity	149,107	199,143	369,071	209,177	408,495
Other Data:
Ratio of earnings to fixed charges	11.6x	9.5x	7.9x	7.7x	6.7x
Ratio of earnings to fixed charges and preferred dividends(1)	4.4x	6.8x	5.8x	5.7x	5.2x

(1)
For these ratios, "earnings" represents (a) income before taxes before adjustment for minority interests in equity investments and (b) fixed charges plus preferred dividends. Fixed charges consist of interest expense. Preferred dividends consist of income before taxes that is required to pay the dividends on our outstanding preferred stock.

RISK FACTORS

        This exchange offer involves a high degree of risk. In addition to the other information contained or incorporated by reference in this offering circular, you should carefully consider the following risk factors before exchanging your outstanding notes for the new notes.

Risks Related to Our Business

We are dependent on the airline industry and certain airlines.

        Our financial prospects are significantly dependent upon our sale of leisure airline tickets. Leisure travel, including the sale of leisure airline tickets, is dependent on personal discretionary spending levels. As a result, sales of leisure airline tickets and other leisure travel services tend to decline during general economic downturns and recessions. In addition, unforeseen events, such as terrorist attacks, political instability, regional hostilities, increases in fuel prices, imposition of taxes or surcharges by regulatory authorities, travel related accidents, travel related health concerns and unusual weather patterns also may adversely affect the leisure travel industry. As a result, our business also is likely to be affected by those events. Further, work stoppages or labor unrest at any of the major airlines could materially and adversely affect the airline industry and, as a consequence, have a material adverse effect on our business, results of operations and financial condition.

        During the three months ended June 30, 2006, sales of airline tickets from our five largest and two largest airline suppliers accounted for approximately 83% and 43% of total airline tickets sold, respectively. As a result, we are currently substantially dependent upon the continued participation of these airlines in priceline.com in order to maintain and continue to grow our total gross profit.

        Our arrangements with the airlines that participate in our system—either Name Your Own Price® or price-disclosed service—generally do not require the airlines to provide any specific quantity of airline tickets or to make tickets available for any particular route or at any particular price, and can generally be terminated upon little or no notice. During the course of our business, we are in continuous dialogue with our major airline suppliers about the nature and extent of their participation in our system. The significant reduction on the part of any of our major suppliers of their participation in our system for a sustained period of time or their complete withdrawal could have a material adverse effect on our business, results of operations and financial condition. Moreover, the airline industry has experienced a shift in market share from full-service carriers to low-cost carriers that focus primarily on discount fares to leisure destinations and we expect this trend to continue. Some low-cost carriers, such as Southwest and JetBlue, do not distribute their tickets through us or other third-party intermediaries. In addition, certain airlines have significantly limited or eliminated sales of airline tickets through "opaque" channels, preferring to consistently show the lowest available price on their own website. If one or more participating airlines were to further limit or eliminate discounting through opaque channels, it could have a material adverse effect on our business, results of operations and financial condition.

        Due to our dependence on the airline industry, we could be severely affected by changes in that industry, and, in many cases, we will have no control over such changes or their timing. Several major U.S. airlines are struggling financially and have either filed for reorganization under the United States Bankruptcy Code or discussed publicly the risks of bankruptcy. Two of our largest airline suppliers, Delta Air Lines and Northwest Airlines, are currently operating under the protection of federal bankruptcy laws. If any of our suppliers currently in bankruptcy liquidates or does not emerge from bankruptcy and we are unable to replace such supplier as a participant in priceline.com, our business would be adversely affected. In addition, in the event that another of our major suppliers voluntarily or involuntarily declares bankruptcy and is subsequently unable to successfully emerge from bankruptcy, and we are unable to replace such supplier, our business would be adversely affected. To the extent other major U.S. airlines that participate in our system declare bankruptcy, they may be unable or unwilling to honor tickets sold for their flights. Our policy in such event would be to direct customers seeking a refund or exchange to the airline, and not to provide a remedy ourselves. Because we are the merchant-of-record on sales of Name Your Own Price® airline tickets to our customers, however, we could experience a significant increase in demands for refunds or credit card charge backs from customers, which could materially and adversely affect our operations and financial results. In addition, because Name Your Own Price® customers do not choose the airlines on which they are to fly, the bankruptcy of a major U.S. airline or even the possibility of a major U.S. airline declaring bankruptcy could discourage customers from using our Name Your Own Price® system to book airline tickets.

        If one of our major airline suppliers merges or consolidates with, or is acquired by, another company that either does not participate in the priceline.com system or that participates on substantially lower levels, the surviving company may elect not to participate in our system or to participate at lower levels than the previous supplier. For example, in September 2005, US Airways and America West merged. US Airways was a meaningful participant in our Name Your Own Price® system, but America West participated on a very limited basis. The resulting entity participates in our Name Your Own Price® system, but at much lower levels than US Airways' historical participation, which is the equivalent of US Airways significantly reducing its participation in our Name Your Own Price® system. The loss of any major airline participant in our Name Your Own Price® system could result in other major airlines electing to terminate their participation in the Name Your Own Price® system, which would further negatively impact our business, results of operations and financial condition. In addition, fewer independent suppliers reduces opacity and competition among suppliers. In such event, if we are unable to divert sales to other suppliers, our business results of operations and financial condition may be adversely affected.

        In addition, given the concentration of the airline industry, particularly in the domestic market, our competitors could exert pressure on other airlines not to supply us with tickets. Moreover, the airlines may attempt to establish their own buyer driven commerce service or participate or invest in other similar services.

We are dependent on certain hotels.

        Our financial prospects are significantly dependent upon the sale of hotel room nights. During the three months ended June 30, 2006, sales of Name Your Own Price® hotel room nights from our five largest hotel suppliers accounted for approximately 35% of total Name Your Own Price® hotel room nights sold. As a result, we are currently substantially dependent upon the continued participation of these hotels in priceline.com's hotel service in order to maintain and continue to grow our total gross profit.

        We currently have more than 40 national hotel chains participating in the Name Your Own Price® system. However, our arrangements with the hotels that participate in our Name Your Own Price® system generally:

  •
  do not require the hotels to make available to our customers any specific quantity of hotel rooms;

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  do not require the hotels to provide particular prices or levels of discount;

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  do not require the hotels to deal exclusively with us in the public sale of discounted hotel rooms; and

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  generally, can be terminated upon little or no notice.

        As a general matter, during the course of our business, we are in continuous dialogue with our major hotel suppliers about the nature and extent of their participation in our system. Improving economic conditions are creating increased demand for hotel rooms and some hotels may reduce the amount of inventory they sell through our service or increase the negotiated rates at which they are willing to provide inventory. If hotel occupancy rates improve to the point that our hotel suppliers no longer place the same value on our distribution systems, such suppliers may reduce the amount of inventory they make available through priceline.com and/or our European operations. The significant reduction on the part of any of our major suppliers of their participation in our system for a sustained period of time or their complete withdrawal could have a material adverse effect on our business, results of operations and financial condition.

        Our merchant price-disclosed hotel service facilitates the purchase of hotel rooms by customers pursuant to a retail merchant model, which is based on merchant arrangements we make directly with individual hotel chains and independent hotel properties. We receive access to inventory directly from a hotel at a negotiated rate, and determine the retail price at which we will offer our services to the consumer, within contractual limitations. Many hotels use merchant arrangements with companies like ours to dispose of excess hotel room inventory at wholesale rates. If hotels experience increased demand for rooms, they might reduce the amount of room inventory they make available through our merchant price-disclosed hotel service. The recent improvement in occupancy rates discussed above could cause hotels to reduce the amount of inventory they make available through our merchant price-disclosed hotel service.

        In addition, certain hotels have begun initiatives to reduce margins received by third party intermediaries on retail merchant transactions, which is the primary method we employ to distribute retail hotel room reservations in the United States. Many hotels distribute room inventory through their own websites and therefore might increase negotiated rates for merchant rate inventory sold through our merchant price-disclosed hotel service, decreasing the margin available to us. While our merchant price-disclosed hotel agreements with our leading hotel suppliers provide for specified discounts, if one or more participating hotels were to require us to limit our merchant margins, upon contract renewal or otherwise, it could have a material adverse effect on our business, results of operations and financial condition.

We may lose or be subject to reduction of global distribution system fees.

        We rely on fees paid to us by Worldspan, L.P. and other global distribution systems, or GDSs, for travel bookings made through GDSs for a portion of our gross profit and a substantial portion of our operating income. We rebate certain GDS costs to certain suppliers (e.g., airlines, hotels, etc.) in exchange for contractual considerations such as those relating to inventory, pricing and availability, and expect to continue to do so in the future. During 2006, most agreements between GDSs and the major domestic airlines expired, and most airlines have negotiated new agreements with reduced distribution costs for the airlines that went into effect September 1, 2006. The structure of these new agreements, along with airline pressure on us to operate under the new structures, may require us to reduce our aggregate compensation and book through lower cost channels to receive airlines' full content and avoid airline service fees. At this time, we cannot predict the effect that the new agreements will have, but we expect that our GDS booking fees will be significantly reduced. If we were denied access to airlines' full content or had to impose service fees on our airline tickets, it could have a material adverse effect on our business, results of operations and financial condition.

        Additionally, some travel suppliers are encouraging third-party travel intermediaries, such as us, to develop technology to bypass the traditional GDSs, such as enabling direct connections to the travel suppliers or using alternative global distribution methods recently developed by new entrants, such as G2 Switchworks Corp., to the global distribution marketplace. Such new entrants propose using technology that is less complex than traditional global distribution systems, and that enables the distribution of airline tickets in a manner that is more cost-effective to the airline suppliers. To this end, in the first quarter 2006, we entered into an agreement with G2 Switchworks for the provision of GDS services. In addition, to further reduce our dependence on Worldspan, L.P., in the first quarter

2006, we entered into an agreement for the provision of GDS services with Sabre Inc. Development of the technology to connect to such alternative GDSs, or to enable direct connections to travel suppliers, requires the use of information technology resources and could cause us to incur additional operating expenses, increase the frequency/duration of system problems and delay other projects. Furthermore, our contractual obligations to Worldspan, L.P. may limit our ability to pursue the most financially attractive GDS options during the term of our agreement with Worldspan, L.P., which expires on December 31, 2007.

Our European operations' business model exposes us to certain risks that we have not traditionally experienced in the hotel business.

        Our European operations distribute hotel rooms primarily through a retail model, whereby they secure a reservation with a customer's credit card, but are not compensated by the hotel property until such customer checks out of the hotel property. This requires our European operations to pursue collection of commissions relating to hotel room reservations from the hotel properties after the customer has completed his or her stay. We do not have extensive experience in collecting commissions from hotel properties and failure to sustain an adequate collection rate could negatively impact the business of our European operations.

        In addition, our European operations rely heavily on various third parties to distribute hotel room reservations, and our European operations' distribution channels are concentrated among a number of third parties. Should one or more of such third parties cease distribution of our European operations' reservations, or suffer deterioration in its search engine ranking, due to changes in search engine algorithms or otherwise, the business of our European operations could be negatively affected. Similarly, a significant amount of our European business is directed to our own websites through participation in pay-per-click advertising campaigns on Internet search engines whose pricing and operating dynamics can experience rapid change both technically and competitively. If a major search engine changes its pricing, operating or competitive dynamics in a negative manner, our business, results of operations and financial condition would be adversely affected.

        Historically, the majority of our European operations' business has been located in the U.K. The strategy of our European operations involves rapid expansion into other European countries, many of which have different customs, different levels of customer acceptance of the Internet and different legislation, regulatory environments and tax schemes. Compliance with foreign legal, regulatory or tax requirements will place demands on our time and resources, and we may nonetheless experience unforeseen and potentially adverse legal, regulatory or tax consequences. If our European operations are unsuccessful in rapidly expanding into other European countries, our business, results of operations and financial condition would be adversely affected.

We are exposed to fluctuations in currency exchange rates.

        As a result of our acquisitions of our European operations, we are conducting a significant and growing portion of our business outside the United States and are reporting our results in U.S. dollars. As a result, we face exposure to adverse movements in currency exchange rates. The results of operations of our European operations are exposed to foreign exchange rate fluctuations as the financial results of our European operations are translated from local currency into U.S. dollars upon consolidation. If the U.S. dollar weakens against the local currency, the translation of these foreign-currency-denominated balances will result in increased net assets, net revenues, operating expenses, and net income or loss. Similarly, our net assets, net revenues, operating expenses, and net income or loss will decrease if the U.S. dollar strengthens against local currency. Additionally, foreign exchange rate fluctuations may adversely impact our results of operations as exchange rate fluctuations on transactions denominated in currencies other than the functional currency result in gains and losses that are reflected in our Consolidated Statement of Operations.

Our ability to satisfy customers may be adversely affected by a number of factors outside our control.

        Most of our revenue is derived from the leisure travel industry, and is, therefore, subject to increase and decrease with the level of activity in the leisure travel industry, a factor almost entirely out of our control. The travel industry is seasonal and our revenue varies significantly from quarter to quarter. Factors that may adversely affect leisure travel activity include, without limitation, economic downturns and recessions; global security issues, political instability, acts of terrorism, civil unrest, hostilities and war; increased fuel costs; increased airport security that could reduce the convenience of air travel; inclement weather or natural disaster such as hurricane, tsunami or earthquake; increased occurrence of, or widely publicized travel-related accidents; the outbreak of an epidemic or pandemic such as SARS or avian bird flu; and the financial condition of travel suppliers.

Intense competition could reduce our market share and harm our financial performance.

        We compete with both online and traditional sellers of the services offered on priceline.com. The market for the services we offer is intensely competitive, and current and new competitors can launch new sites at a relatively low cost. In addition, the major online travel companies with which we compete have significantly greater financial resources and capital than we do. We may not be able to effectively compete with industry conglomerates such as Travelport, Sabre or Expedia, each of which have access to significantly greater and more diversified resources than we do.

        We currently or potentially compete with a variety of companies with respect to each service we offer. With respect to our travel services, these competitors include:

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  Internet travel services such as Expedia, Hotels.com and Hotwire, which are owned by Expedia; Travelocity and lastminute.com, which are owned by the Sabre Group; and Orbitz.com, Cheaptickets, Gullivers.com, ebookers plc and octopustravel, which are currently owned by Travelport, a subsidiary of the Blackstone Group;

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  travel suppliers such as airlines, hotel companies and rental car companies, many of which have their own branded websites to which they drive business;

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  large online portal and search companies, such as AOL (including AOL Travel), Yahoo! (including Yahoo! Travel) and Google;

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  traditional travel agencies;

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  online travel search sites such as SideStep.com, Mobissimo.com, Cheapflights.com, FareChase.com, Kayak.com (sometimes referred to as "meta-search") and travel research sites that have search functionality, such as TripAdvisor and Travelzoo; and

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  operators of travel industry reservation databases such as Galileo, Worldspan, L.P. and Amadeus.

        Competitors of our European operations include, among others, Expedia (including hotels.com), Travelport (including ebookers, octopustravel, Gullivers.com, Flairview and LateRooms), Sabre Group (including lastminute.com), Superbreak, Venere, hotel.de and Hotel Reservation Service.

        In addition, many airline, hotel and rental car suppliers are focusing on driving online demand to their own websites in lieu of third-party distributors such as us. Certain suppliers have attempted to charge additional fees to customers who book airline reservations through an online channel other than their own website. Furthermore, many low cost airlines, which are having increasing success in the marketplace, distribute their inventory exclusively through their own websites. Suppliers who sell on their own websites typically do not charge a processing fee, and, in some instances, offer advantages such as bonus miles or loyalty points, which could make their offerings more attractive to consumers than models like ours.

        We potentially face competition from a number of large Internet companies and services that have expertise in developing online commerce and in facilitating Internet traffic, including Amazon.com, AOL, MSN, Google.com and Yahoo!, which compete with us either directly or indirectly through affiliations with other e-commerce or off-line companies. We also compete with "meta-search" companies, which are companies that leverage their search technology to aggregate travel search results across supplier, travel agent and other websites. For example, Yahoo! owns FareChase.com, a travel search-engine that searches for fares and hotel rates at travel supplier and third-party websites, and refers traffic to those sites, and AOL is party to a marketing and technology agreement, and holds a minority interest in, Kayak.com, another leading meta-search company. Other established search engine companies as well as start-ups are attempting to enter the online travel marketplace in this manner. If Yahoo!, Google or other portals decide to refer significant traffic to travel search engines, it could result in more competition from supplier websites and higher customer acquisition costs for third-party sites such as ours. Competition from these and other sources could have a material adverse effect on our business, results of operations and financial condition.

        Many of our current and potential competitors, including Internet directories, search engines and large traditional retailers, have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, personnel, technical and other resources than priceline.com. Some of these competitors may be able to secure products and services on more favorable terms than we can. In addition, many of these competitors may be able to devote significantly greater resources to:

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  marketing and promotional campaigns;

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  attracting traffic to their websites;

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  attracting and retaining key employees;

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  securing vendors and inventory; and

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  website and systems development.

        Increased competition could result in reduced operating margins, loss of market share and damage to our brand. There can be no assurance that we will be able to compete successfully against current and future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

Our business could be negatively affected by changes in search engine algorithms and dynamics.

        We utilize Internet search engines, principally through the purchase of travel-related keywords, to generate traffic to our websites. Our European operations, in particular, rely to a significant extent upon third-party distribution partners that derive substantial business from search engines. Recently, at least one major search engine changed the logic which determines the placement and display of results of a user's search, such that the placement of links to our sites, and particularly those of our European operations and their affiliates, was negatively affected. In a similar way, a significant amount of our European business is directed to our own websites through participation in pay-per-click advertising campaigns on Internet search engines whose pricing and operating dynamics can experience rapid change both technically and competitively. If a major search engine changes its algorithms in a manner that further negatively affects the search engine ranking of us or our third-party distribution partners or changes its pricing, operating or competitive dynamics in a negative manner, our business, results of operations and financial condition would be adversely affected.

Defending against intellectual property claims could be expensive and disruptive to our business.

        From time to time, in the ordinary course of our business, we have been subject to, and are currently subject to, legal proceedings and claims relating to the intellectual property rights of others, and we expect that third parties will continue to assert intellectual property claims, in particular patent claims, against us, particularly as we expand the complexity and scope of our business. We endeavor to defend our intellectual property rights diligently, but intellectual property litigation is extremely expensive and time consuming, and has and is likely to continue to divert managerial attention and resources from our business objectives. Successful infringement claims against us could result in significant monetary liability or prevent us from operating our business, or portions of our business. In addition, resolution of claims may require us to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or possibly to cease using those rights altogether. Any of these events could have a material adverse effect on our business, results of operations or financial condition.

Acquisitions could result in operating difficulties.

        As part of our business strategy, in September 2004, we acquired Active Hotels and, in July 2005, Bookings. We may enter into additional business combinations and acquisitions in the future. Acquisitions may result in dilutive issuances of equity securities, use of our cash resources, incurrence of debt and amortization of expenses related to intangible assets acquired. In addition, the process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures. The acquisitions of Active Hotels and Bookings were accompanied by a number of risks, including, without limitation:

  •
  the need to implement or remediate controls, procedures and policies appropriate for a larger public company at companies that prior to the acquisition lacked such controls, procedures and policies;

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  the difficulty of assimilating the operations and personnel of Active Hotels and Bookings, which are principally located in Cambridge, England, and Amsterdam, The Netherlands, respectively, with and into our operations, which are headquartered in Norwalk, Connecticut;

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  the potential disruption of our ongoing business and distraction of management;

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  the difficulty of incorporating acquired technology and rights into our services and unanticipated expenses related to such integration;

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  the failure to further successfully develop acquired technology resulting in the impairment of amounts currently capitalized as intangible assets;

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  the impairment of relationships with customers of Active Hotels, Bookings or our own customers as a result of any integration of operations;

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  the impairment of relationships with employees of Active Hotels, Bookings or our own business as a result of any integration of new management personnel;

  •
  the potential unknown liabilities associated with Active Hotels or Bookings.

        We may experience similar risks in connection with any future acquisitions. We may not be successful in addressing these risks or any other problems encountered in connection with the acquisitions of Active Hotels and Bookings or that we could encounter in future acquisitions, which would harm our business or cause us to fail to realize the anticipated benefits of our acquisitions. As of June 30, 2006, we had approximately $316 million assigned primarily to the intangible assets and goodwill of Active Hotels and Bookings, and therefore, the occurrence of any of the aforementioned risks could result in a material adverse impact, including a material impairment of these assets, which could cause us to have to write-down goodwill. Any such write-down of goodwill could adversely impact our operating results, which would cause our stock price to decline significantly.

Our growth cannot be assured. Even if we do experience growth, we cannot assure you that we will grow profitably.

        Our business strategies are dependent on the growth of our business. For us to achieve significant growth, consumers and travel suppliers must continue to accept our website as a valuable commercial tool. Consumers who have historically purchased travel services using traditional commercial channels, such as local travel agents and calling suppliers directly, must instead purchase these services on our website. Similarly, travel suppliers will also need to accept or expand their use of our website and view our website as an efficient and profitable channel of distribution for their travel products. Our ability to enhance awareness of the priceline.com brands and offer services that will attract and retain a significant number of new consumers and travel suppliers is not certain, and therefore, our growth may be limited.

We may not be able to keep up with rapid technological and other changes.

        The markets in which we compete are characterized by rapidly changing technology, evolving industry standards, consolidation, frequent new service and product announcements, introductions and enhancements and changing consumer demands. We may not be able to keep up with these rapid changes. In addition, these market characteristics are heightened by the emerging nature of the Internet and the apparent need of companies from many industries to offer Internet based products and services. As a result, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competitive service and product offerings and the evolving demands of the marketplace. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure.

Online or internal security breaches could harm our business.

        The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in the priceline.com services. Substantial or ongoing security breaches whether instigated internally or externally on our system or other Internet based systems could significantly harm our business. We currently require customers who use certain of our services to guarantee their offers with their credit card, either online or, in some instances, through our toll-free telephone service. It is possible that advances in computer circumvention capabilities, new discoveries or other developments could result in a compromise or breach of customer transaction data.

        We incur substantial expense to protect against and remedy security breaches and their consequences. However, we cannot guarantee that our security measures will prevent security breaches. A party (whether internal, external, an affiliate or unrelated third party) that is able to circumvent our security systems could steal customer transaction data, proprietary information or cause significant interruptions in our operations. For instance, several major websites have experienced significant interruptions as a result of improper direction of excess traffic to those sites, and computer viruses have substantially disrupted e-mail and other functionality in a number of countries, including the United States. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Security breaches could also cause customers and potential customers to lose confidence in our security, which would have a negative effect on the value of our brand. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

        Companies that we have acquired, such as our European operations, and that we may acquire in the future, may employ security and networking standards at levels we find unsatisfactory. The process of enhancing infrastructure to attain improved security and network standards may be time consuming and expensive and may require resources and expertise that are difficult to obtain. Such acquisitions increase the number of potential vulnerabilities, and can cause delays in detection of an attack, as well as the timelines of recovery from any given attack. Failure to raise any such standards that we find unsatisfactory could expose us to security breaches that would have an adverse impact on our business, results of operations and financial condition.

        We also face risks associated with security breaches affecting third parties conducting business over the Internet. Consumers generally are concerned with security and privacy on the Internet, and any publicized security problems could inhibit the growth of the Internet and, therefore, the priceline.com service as a means of conducting commercial transactions. Additionally, security breaches at the third-party, supplier or distributor systems upon which we rely could result in negative publicity.

Our processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

        In our processing of travel transactions, we receive and store a large volume of personally identifiable data. This data is increasingly subject to legislation and regulations in numerous jurisdictions around the world, including the Commission of the European Union through its Data Protection Directive and variations of that directive in the member states of the European Union. This government action is typically intended to protect the privacy of personal data that is collected, processed and transmitted in or from the governing jurisdiction. We could be adversely affected if legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, results of operations and financial condition.

        In addition, in the aftermath of the terrorist attacks of September 11, 2001 in the United States, government agencies have been contemplating or developing initiatives to enhance national and aviation security, including the Transportation Security Administration's Computer-Assisted Passenger Prescreening System, known as CAPPS II. These initiatives may result in conflicting legal requirements with respect to data handling. As privacy and data protection has become a more sensitive issue, we may also become exposed to potential liabilities as a result of differing views on the privacy of travel data. Travel businesses have also been subjected to investigations, lawsuits and adverse publicity due to allegedly improper disclosure of passenger information. These and other privacy developments that are difficult to anticipate could adversely impact our business, results of operations and financial condition.

We rely on the value of the priceline.com brand, and the costs of maintaining and enhancing our brand awareness are increasing.

        We believe that maintaining and expanding the priceline.com brand, and other owned brands, including Lowestfare.com, Rentalcars.com, Breezenet.com, MyTravelGuide.com, Travelweb, Active Hotels and Bookings, are important aspects of our efforts to attract and expand our user and advertiser base. As our larger competitors spend increasingly more on advertising, we are required to spend more in order to maintain our brand recognition. Promotion of the priceline.com brand will depend largely on our success in satisfying our customers. In addition, we have spent considerable money and resources to date on the establishment and maintenance of the priceline.com brands, and we will continue to spend money on, and devote resources to advertising, marketing and other brand building efforts to preserve and enhance consumer awareness of the priceline.com brands. We may not be able to successfully maintain or enhance consumer awareness of the priceline.com brands, and, even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to maintain or enhance customer awareness of the priceline.com brands in a cost-effective manner, our business, results of operations and financial condition would be adversely affected.

Our success depends on our ability to protect our intellectual property.

        We regard our intellectual property as critical to our success, and we rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. If we are not successful in protecting our intellectual property, it could have a material adverse effect on our business, results of operations and financial condition.

        While we believe that our issued patents and pending patent applications help to protect our business, there can be no assurance that:

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  any patent can be successfully defended against challenges by third parties;

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  pending patent applications will result in the issuance of patents;

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  competitors or potential competitors of priceline.com will not devise new methods of competing with us that are not covered by our patents or patent applications;

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  because of variations in the application of our business model to each of our services, our patents will be effective in preventing one or more third parties from utilizing a copycat business model to offer the same service in one or more categories;

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  new prior art will not be discovered which may diminish the value of or invalidate an issued patent;

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  a third party will not have or obtain one or more patents that prevent us from practicing features of our business or require us to pay for a license to use those features; or

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  our operations do not or will not infringe valid, enforceable patents of third parties.

        There has been recent discussion in the press regarding the examination and issuance of so called "business method" patents. As a result, the United States Patent and Trademark Office has indicated that it intends to intensify the review process applicable to such patent applications. The new procedures are not expected to have a direct effect on patents already granted. We cannot anticipate what effect, if any, the new review process will have on our pending patent applications.

        We pursue the registration of our trademarks and service marks in the U.S. and internationally. However, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online. We have licensed in the past, and expect to license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take actions that might diminish the value of our proprietary rights or harm our reputation.

Our business is dependent upon third party systems and service providers.

        We rely on certain third party computer systems and third party service providers, including the computerized central reservation systems of the airline, hotel and rental car industries to satisfy demand for airline tickets, hotel room and rental car reservations. In particular, our travel business is substantially dependent upon the computerized reservation systems of operators of global distribution systems for the travel industry. Any interruption in these third party services systems or deterioration in their performance could prevent us from booking airline, hotel and rental car reservations and have a material adverse effect on our business. Our agreements with third party service providers are terminable upon short notice and often do not provide recourse for service interruptions. In the event our arrangement with any of such third parties is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms and, as a result, it could have a material adverse effect on our business, results of operations and financial condition.

        A substantial portion of our computer hardware for operating our services is currently located at a web hosting facility operated by SAVVIS. If SAVVIS is, for any reason, unable to support our website, we would need to quickly complete the activation of our secondary site at the AT&T web hosting facility. Any of these conditions could cause disruptions to our business or exposure to potentially damaging press coverage of the problems, and would have a material adverse effect on our business, results of operations, and financial condition.

        Our communications infrastructure is provided by vendors such as AT&T, Verizon, IX EUROPE, Verizon Busines B.V. and TrueServer BV. If they are unable, for any reason, to support the communications infrastructure they provide us, instabilities in our systems could increase until such time as we were able to replace their services.

        While we do maintain redundant systems and hosting services for some of our business, it is possible that we could experience an interruption in our business, and we do not carry business interruption insurance sufficient to compensate us for losses that may occur.

Capacity constraints and system failures could harm our business.

        We rely on supplier and distribution systems, including those of Worldspan, L.P., Pegasus Solutions, Sabre Inc., G2 Switchworks Corp., ITA and Navitaire. If any of these systems becomes inaccessible, or partially inaccessible to us, due to system failure or otherwise, for any significant amount of time, our ability to process reservations could be adversely affected, in which case our results would suffer. We also depend upon Paymentech to process our credit card transactions. If Paymentech was wholly or partially compromised, our cash flows could be disrupted until such a time as a replacement process could be put in place with a different vendor. As we add complexity to our systems infrastructure by adding new supplier and distribution, our total system availability could decline and our results could suffer.

        A substantial amount of our computer hardware for operating our services is currently located at the facilities of SAVVIS in New Jersey, AT&T in New York City, IX EUROPE in London, England, TrueServer BV and Redbus Interhouse Netherlands. These systems and operations are vulnerable to damage or interruption from human error, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at the SAVVIS facility, the AT&T facility, the IX EUROPE facility or the Netherlands facility could result in lengthy interruptions in our services. In addition, the failure by SAVVIS, Verizon, AT&T, IX EUROPE, Verizon Business B.V. or TrueServer BV to provide our required data communications capacity could result in interruptions in our service. Any system failure that causes an interruption in service or decreases the responsiveness of the priceline.com service could impair our reputation, damage our brand name and have a material adverse effect on our business, results of operations and financial condition.

        If our systems cannot be expanded to cope with increased demand or fails to perform, we could experience:

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  unanticipated disruptions in service;

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  slower response times;

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  decreased customer service and customer satisfaction; or

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  delays in the introduction of new products and services,

any of which could impair our reputation, damage the priceline.com brand and materially and adversely affect our revenues. Publicity about a service disruption also could cause a material decline in our stock price.

        Like many online businesses, we have experienced system failures from time to time. For example, in May 2001, our primary website was interrupted for a period of 12 hours. In addition to placing increased burdens on our engineering staff, these outages create a significant amount of user questions and complaints that need to be addressed by our customer support personnel. Any unscheduled interruption in our service could result in an immediate loss of revenues that can be substantial and may cause some users to switch to our competitors. If we experience frequent or persistent system failures, our reputation and brand could be permanently harmed. We have been taking steps to increase the reliability and redundancy of our system. These steps are expensive, may reduce our margins and may not be successful in reducing the frequency or duration of unscheduled downtime.

        We use both internally developed systems and third-party systems to operate the priceline.com service, including transaction processing, order management and financial systems that were designed to be scaleable and stable. However, if the number of users of our services increases substantially, or if critical third-party systems stop operating as designed, we will need to significantly expand and upgrade our technology, transaction processing systems, financial systems and other infrastructure. We do not know whether we will be able to upgrade our systems and infrastructure to accommodate such conditions in a timely manner.

        Companies that we have acquired, such as our European operations, and that we may acquire in the future, may present known or unknown capacity/stability or other types of system challenges. The process of enhancing infrastructure to attain improved capacity/scalability and other system characteristics may be time consuming and expensive and may require resources and expertise that are difficult to obtain. Such acquisitions increase potential downtime, customer facing problems and compliance problems. Failure to successfully make any such improvements to such infrastructures could expose us to potential capacity, stability, and system problems that would have an adverse impact on our business, results of operations and financial condition.

Uncertainty regarding state and local taxes.

        We file tax returns in such states as required by law based on principles applicable to traditional businesses. In addition, we pay sales and other taxes, including hotel occupancy taxes, to suppliers related to travel services sold through the priceline.com service. We believe that this practice is consistent with the tax laws of all jurisdictions. On an ongoing basis, we conduct a review and interpretation of the tax laws in various states and other jurisdictions relating to the payment of state and local hotel occupancy and other related taxes. In connection with our review, we have met and had discussions with taxing authorities in certain jurisdictions but the ultimate resolution in any particular jurisdiction cannot be determined at this time. Currently, hotels collect and remit hotel occupancy and related taxes to the various tax authorities based on the amounts collected by the hotels. Consistent with this practice, we recover the taxes on the underlying cost of the hotel room night from customers and pay that amount to the hotel operators for payment to the appropriate tax authorities. As discussed in Note 15 to our Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, several jurisdictions have initiated lawsuits indicating the position that sales or hotel occupancy tax is applicable to the differential between the price paid by a customer utilizing our service and the cost of the underlying room. Historically, we have not collected taxes on this differential. Additional state and local jurisdictions could assert that we are subject to sales or hotel occupancy taxes on this differential and could seek to collect such taxes, either retroactively or prospectively or both. A number of proposals have been made at state and local levels that could impose additional taxes on the sale of products and services through the Internet or the income derived from these sales. Such actions may result in substantial tax liabilities for past and/or future sales and could have a material adverse effect on our business and results of operations. To the extent that any tax authority succeeds in asserting that any such tax collection responsibility exists, it is likely that, with respect to future transactions, we would collect any such additional tax obligation from our customers, which would have the effect of increasing the cost of hotel room nights to our customers and, consequently, could reduce our hotel sales. We will continue to assess the risks of the potential financial impact of additional tax exposure, and to the extent appropriate, we will reserve for those estimated liabilities.

        Current economic conditions in the United States are triggering active consideration on ways to generate additional tax revenues by both the federal and state and local governments. We cannot predict what changes in tax law or interpretations of such laws may be adopted or assure that such changes or interpretations would not materially impact our business.

Our business is exposed to risks associated with credit card fraud and charge backs.

        To date, our results have been negatively impacted by purchases made using fraudulent credit cards. Because we act as the merchant-of-record in a majority of our transactions, we may be held liable for accepting fraudulent credit cards on our website as well as other payment disputes with our customers. Additionally, we are held liable for accepting fraudulent credit cards in certain retail transactions when we do not act as merchant of record. Accordingly, we calculate and record an allowance for the resulting credit card charge backs. If we are unable to combat the use of fraudulent credit cards on our website, our business, results of operations and financial condition could be materially adversely affected.

Two large stockholders are represented on our Board of Directors.

        Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited, which is a 49.97% shareholder of Hutchison Whampoa Limited, owned approximately 10% of our outstanding common stock as of September 27, 2006, and have the right to appoint two representatives to our Board of Directors. Ian F. Wade and Dominic Kai Ming Lai are Hutchison Whampoa Limited's representatives on our Board of Directors. These stockholders could exert significant influence over us and our strategic direction, and deter or prevent certain fundamental transactions involving our company.

        In June 2000, we entered into definitive agreements with subsidiaries of Hutchison Whampoa Limited to introduce our services to several Asian markets. Under the terms of the agreements we license our business model and provide our expertise in technology, marketing and operations to Hutchison-Priceline Limited. Hutchison-Priceline Limited reimburses us for the cost of services provided and is required to pay us a licensing fee for any year in which Hutchison-Priceline Limited achieves profitability. We and Hutchison Whampoa Limited currently own approximately 15% and 85%, respectively, of the outstanding equity securities of Hutchison-Priceline Limited. Jeffery H. Boyd, our President and Chief Executive Officer, is priceline.com's representative on the board of directors of Hutchison-Priceline Limited.

Fluctuations in our financial results make quarterly comparisons and financial forecasting difficult.

        Our revenues and operating results have varied significantly from quarter to quarter because our business experiences seasonal fluctuations, which reflect seasonal trends for the travel services offered by our websites. Traditional leisure travel bookings in the United States are higher in the second and third calendar quarters of the year as consumers take spring and summer vacations. In the first and fourth quarters of the calendar year, demand for travel services in the United States generally declines and the number of bookings flattens. Travel revenues in Europe, on the other hand, have been higher in the third and fourth quarters than in the first and second quarters. Furthermore, prior to introducing a retail travel option to our customers, substantially all of our business was conducted under the Name

Your Own Price® system and accordingly, because those services are non-refundable in nature, we recognize travel revenue at the time a booking was generated. We recognize revenue generated from our retail hotel service, however, including our European operations, at the time that the customer checks out of the hotel. As a result, we have seen and expect to continue to see, that a meaningful amount of retail hotel bookings generated earlier in the year, as customers plan and reserve their spring and summer vacations, will not be recognized until future quarters. This could result in a disproportionate amount of our annual earnings being recognized in later quarters.

        Our results may also be affected by seasonal fluctuations in the inventory made available to us by airlines, hotels and rental car suppliers. Our revenues and operating results may continue to vary significantly from quarter to quarter because of these factors. As a result, quarter-to-quarter comparisons of our revenues and operating results may not be meaningful. In addition, due to our limited operating history, a relatively new and unproven business model and an uncertain environment in the travel industry, it may be difficult to predict our future revenues or results of operations.

        Because of these fluctuations and uncertainties, our operating results may fail to meet the expectations of securities analysts and investors. If this happens, the trading price of our common stock would almost certainly be materially adversely affected.

If we lose our key personnel or cannot recruit additional personnel, our business may suffer.

        We depend on the continued services and performance of our executive officers and other key personnel. These individuals have acquired specialized knowledge and skills with respect to priceline.com and our operations. We do not have "key person" life insurance policies. Our ability to retain key employees could be materially adversely affected by the decline in the market price of our common stock, limitations on our ability to pay cash compensation that is equivalent to cash paid by traditional businesses or, in some instances, larger or better capitalized competitors, and limitations imposed by our employee benefit plans on our ability to issue additional equity incentives. If we do not succeed in attracting new employees or retaining and motivating current and future employees or executive officers, our business could suffer significantly.

Our financial results will be materially impacted by income taxes in the future.

        We commenced recording a U.S. tax provision in the third quarter of 2005 upon recording the reversal of a portion of our valuation allowance on our deferred tax assets. This non-cash provision will materially negatively impact future net income and earnings per share as compared to prior periods. Due to our significant net operating loss carryforwards, we do not expect to pay cash taxes on our U.S. federal taxable income tax for the foreseeable future. We expect to make cash payments for U.S. alternative minimum tax and for certain international taxes.

Our stock price is highly volatile.

        The market price of our common stock is highly volatile and is likely to continue to be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

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  quarterly variations in our operating results;

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  operating results that vary from the expectations of securities analysts and investors;

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  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

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  changes in our capital structure;

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  changes in market valuations of other Internet or online service companies;

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  announcements of technological innovations or new services by us or our competitors;

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  announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

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  loss of a major supplier participant, such as an airline or hotel chain;

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  changes in the status of our intellectual property rights;

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  lack of success in the expansion of our business model geographically;

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  announcements by third parties of significant claims or proceedings against us or adverse developments in pending proceedings;

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  additions or departures of key personnel; and

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  stock market price and volume fluctuations.

        Sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Given the volatility that exists for our shares, such sales could cause the market price of our common stock to decline significantly. In addition, fluctuations in our stock price and our price-to-earnings multiple may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction, particularly when viewed on a quarterly basis.

        The trading prices of Internet company stocks in general, including ours, have experienced extreme price and volume fluctuations. To the extent that the public's perception of the prospects of Internet or e-commerce companies is negative, our stock price could decline further, regardless of our results. Other broad market and industry factors may decrease the market price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, also may decrease the market price of our common stock. Negative market conditions could adversely affect our ability to raise additional capital.

        We are defendants in a number of securities class action litigations. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. To the extent our stock price declines or is volatile, we may in the future be the target of additional litigation. This additional litigation could result in substantial costs and divert management's attention and resources.

We are party to legal proceedings which, if adversely decided, could materially adversely affect us.

        We are a party to the legal proceedings described in Note 15 to our Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. The defense of the actions described in Note 15 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 may increase our expenses and an adverse outcome in any of such actions could have a material adverse effect on our business, results of operations and financial condition.

Regulatory and legal uncertainties could harm our business.

        The products and services we offer through the priceline.com service are regulated by federal and state governments. Our ability to provide such products and services is and will continue to be affected by such regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require us to incur significant compliance costs, cause the development of the affected markets to become impractical and otherwise have a material adverse effect on our business, results of operations and financial condition. See "Uncertainty regarding state and local taxes."

Risks Relating to the Exchange Offer

The United States federal income tax consequences of the exchange offer are not entirely certain; if the IRS disagrees with the position we are taking, you could be subject to additional tax liabilities as a result of the exchange offer.

        The U.S. federal income tax consequences of the exchange offer are not entirely certain. We intend to take the position that the modifications to the outstanding notes resulting from the exchange of outstanding notes for new notes will not constitute a significant modification of the outstanding notes for U.S. federal income tax purposes. That position, however, is subject to uncertainty and could be challenged by the IRS. Consistent with our position, the new notes will be treated for U.S. federal income tax purposes as a continuation of the outstanding notes and there will be no U.S. federal income tax consequences to a U.S. holder who exchanges outstanding notes for new notes pursuant to the exchange offer. If, contrary to our position, the exchange is treated as a significant modification, we intend to take the position that the exchange is likely to constitute a non-taxable recapitalization in which an exchanging holder generally would not recognize gain or loss on the exchange, but might be required to accrue interest income at a significantly different rate and on a significantly different schedule than is applicable to the outstanding notes. If, contrary to our position, the exchange is treated as a taxable exchange which is not a recapitalization, a holder could be required to recognize gain in an amount equal to the excess of the "issue price" of the new notes received in the exchange over the holder's adjusted tax basis in the outstanding notes. See "Certain United States Federal Income Tax Considerations—Tax Treatment of the Exchange" for more information.

If you exchange your outstanding notes, we cannot assure you that an active market in the new notes will develop and the new notes may be less liquid than the outstanding notes.

        We cannot assure you that an active trading market in the new notes will exist or be maintained and we cannot assure you as to the prices at which the new notes may be traded. If a significant number of outstanding notes are not exchanged in the exchange offer, the liquidity of the trading market for the new notes, if any, after the completion of the exchange offer may be limited.

We have not obtained a third-party determination that the exchange offer is fair to holders of the outstanding notes.

        We are not making a recommendation as to whether holders of the outstanding notes should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the outstanding notes for purposes of negotiating the terms of the exchange offer or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the outstanding notes that the value of the new notes received in the exchange offer will in the future equal or exceed the value of the outstanding notes tendered and we do not take a position as to whether you ought to participate in the exchange offer.

No public market exists for the new notes.

        The new notes are a new issue of securities for which there is currently no public market. We do not intend to list the new notes on any national securities exchange or automated quotation system. While the outstanding notes are not listed on any national securities exchange or quoted on an automated quotation system, several broker-dealers make a market in the outstanding notes. We cannot assure you that an active or sustained trading market for the new notes will develop or that the holders will be able to sell their new notes. Since there is no condition as to the minimum amount of outstanding notes that must be tendered in the exchange offer, we cannot assure you that the new notes will have sufficient liquidity to avoid price volatility and trading disadvantages.

        Moreover, even if the holders are able to sell their new notes, we cannot assure you as to the price at which any sales will be made. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and credit rating, the price of our common stock and the market for similar securities. Additionally, it is possible that the market for the new notes will be subject to disruptions which may have a negative effect on the holders of the new notes, regardless of our prospects or financial performance.

Risks Related to the New Notes

The net share settlement feature of the new notes may have adverse consequences.

        The net share settlement feature of the new notes, as described under "Description of the New Notes—Conversion Rights—Payment upon Conversion," may:

  •
  result in holders receiving no shares upon conversion or fewer shares relative to the net share conversion value of the new notes;

  •
  reduce our liquidity;

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  delay holders' receipt of the proceeds upon conversion; and

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  subject holders to market risk before receiving any shares upon conversion.

        The net share conversion value that you will receive upon conversion of the new notes, if convertible, will be determined on the basis of the conversion rate then in effect and the average of the daily volume-weighted average price per share of our common stock for each of the twenty consecutive trading days beginning on the second trading day after the day the new notes are tendered for conversion. Accordingly, you will not be able to determine the net share conversion value at the time you tender your new notes for conversion. Except as described in the indenture governing the new notes, we will pay the net share conversion value in cash, up to the principal amount of the new notes being converted, and the residual net share conversion value, if any, in shares of common stock or cash and shares of common stock valued at this twenty-day average price per share. The indenture relating to the new notes provides for adjustments to the conversion rate only in certain circumstances.

We may issue additional shares of common stock or securities convertible or exchangeable for our common stock and thereby materially and adversely affect the price of our common stock.

        We are not restricted from issuing additional shares of common stock or securities convertible or exchangeable for our common stock during the life of the new notes. If we issue additional common stock or securities convertible or exchangeable for our common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the new notes.

The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the new notes or the shares issuable upon conversion of the new notes when desired or at attractive prices.

        Prior to electing to convert new notes, you should compare the price at which our common stock is trading in the market to the conversion price of the new notes. Our common stock trades on The Nasdaq National Market under the symbol "PCLN." On October 9, 2006, the last reported sale price of our common stock on The Nasdaq National Market was $39.12 per share. The initial conversion price of the new notes is $40.00 per share of common stock. The market prices of our securities are subject to significant fluctuations in response to the factors set forth above and other factors, many of which are beyond our control. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common stock and the new notes. There could be quarters in which we experience shortfalls in revenue and/or earnings from levels expected by securities analysts and investors, which could have an immediate and significant adverse effect on the trading price of our securities, including our common stock and the new notes.

        In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Because the new notes are convertible into common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the new notes.

        Sales of substantial amounts of shares of our common stock in the public market after this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline. Because the new notes are convertible only at a conversion price in excess of the recent trading price, such a decline in our common stock price may cause the value of the new notes to decline.

An adverse rating of the new notes may cause their trading price to fall.

        If a rating agency rates the new notes, it may assign a rating that is lower than investors' expectations. Rating agencies also may lower any such ratings on the new notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the new notes could significantly decline.

We may not be in a position to repurchase the new notes for cash pursuant to their terms or to pay the amounts due upon conversion of the new notes when required.

        In certain circumstances you may require us to repurchase all or a portion of your new notes for cash. In addition, upon conversion of the new notes, we are obligated to satisfy part of our conversion obligation with respect to the new notes in cash. If you were to require us to repurchase your new notes, including following a change in control or other event that constitutes a designated event, or at your option on a repurchase date or you were to convert your new notes, we cannot assure you that we will be able to pay the amount required. Our ability to repurchase the new notes may be limited by law, by the indenture governing the new notes, and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. In addition, while we could seek to obtain third-party financing to pay for any amounts due in cash upon conversion of the new notes, we cannot be sure that such third-party financing will be available on commercially reasonable terms, if at all. Our failure to repurchase the new notes or make the required payments upon conversion would constitute an event of default under the indenture under which we will issue the new notes, which might constitute a default under the terms of our other indebtedness at that time.

You may not receive any common stock upon conversion, which may mean that you will not receive the benefit of any appreciation in the price of our common stock after the date of conversion.

        You will not have the right to receive shares of our common stock upon conversion. Instead, you will receive a cash equivalent or a combination of cash and shares of our common stock at our election, determined as set forth in this offering circular.

        To the extent that you receive a cash payment in lieu of our common stock upon a conversion, you will not have the benefits of stock ownership, including the right to vote on matters pertaining to our common stock and the ability to participate in the appreciation in value of our common stock. In that event, if you wish to own our common stock upon conversion, you will have to purchase it in the open market. The price you pay in the open market may be greater than the per share equivalent value you receive from us. This difference could be greater if holders of a substantial number of new notes convert at the same time and then wish to acquire our stock at the same time.

We may not have sufficient cash on hand to pay the amounts due upon conversion of the new notes.

        Unlike the outstanding notes, the new notes are convertible into cash equal to their principal amount and the net shares, if any. Upon conversion of the new notes, we may not have sufficient funds or may be unable to arrange for additional financing to pay the required cash payments upon conversion. Any future borrowing arrangements or agreements relating to debt to which we become a party may contain restrictions on, or prohibitions against, payments upon conversion of the new notes. If a conversion of new notes occurs at a time when our other arrangements prohibit us from converting the new notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we would be unable to convert the new notes. In that case, our failure to pay the principal value upon conversion of the new notes would constitute an event of default under the indenture.

The new notes will be effectively junior to all secured indebtedness.

        Like the outstanding notes, the new notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness. However, the new notes are effectively subordinated to any secured debt we incur to the extent of the value of the assets securing such debt. As of September 8, 2006, we have no secured indebtedness outstanding. The indenture governing the new notes will permit us to incur a significant amount of secured indebtedness, and the new notes will be effectively junior to this secured indebtedness. In addition, holders of our preferred stock have and will have claims relating to our assets that are and will be senior to our common stock. As of September 8, 2006, we had 13,470 shares of outstanding preferred stock with an aggregate liquidation preference of approximately $13.5 million ranking senior to our common stock. In addition, our preferred stock is mandatorily redeemable on February 6, 2007.

        In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the new notes will be entitled to be paid in full from our assets before any payment may be made with respect to the new notes. Holders of the new notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the new notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing circumstances, we cannot assure you that there will be sufficient assets to pay amounts due on the new notes. As a result, holders of the new notes may receive less, ratably, than holders of secured indebtedness.

We may incur additional indebtedness ranking equal to the new notes.

        As with the indenture for the outstanding notes, the indenture governing the new notes does not contain any financial or operating covenants that would prohibit or limit us or our subsidiaries from incurring additional indebtedness and other liabilities, pledging assets to secure such indebtedness and liabilities, paying dividends, or issuing securities or repurchasing securities issued by us or any of our subsidiaries. The incurrence of additional indebtedness and, in particular, the granting of a security interest to secure the indebtedness could adversely affect our ability to pay our obligations on the new notes. We anticipate that from time to time we may incur additional indebtedness in the future.

        If we incur additional indebtedness that ranks equally with the new notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

The new notes will be structurally subordinated to the indebtedness of our subsidiaries.

        Like the outstanding notes, the new notes will be a general unsecured obligation of priceline.com. A portion of our assets consist of direct and indirect ownership interests in, and our business is conducted through, our subsidiaries. As a consequence, any of our indebtedness, including the new notes, will be structurally subordinated to the indebtedness of our subsidiaries. In addition, our right to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise, and the ability of holders of the new notes to benefit indirectly from that kind of distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent we are recognized as a creditor of that subsidiary. All obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise. At June 30, 2006, the aggregate indebtedness of our consolidated subsidiaries, excluding intercompany obligations, was approximately $87 million. Accordingly, the new notes will be effectively subordinated to existing and future liabilities of our subsidiaries and liabilities of any future subsidiaries.

The price of our common stock and therefore the price of the new notes may fluctuate significantly, which may result in losses for investors.

        As discussed in the preceding section "Risks Related to Our Business—Our stock price is highly volatile," the market price for our common stock is highly volatile, and the price of the new notes, therefore, may be volatile. Among the factors that could affect our stock price, and therefore the price of the new notes, are:

  •
  operating results that vary from the expectations of securities analysts and investors;

  •
  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

  •
  changes in our capital structure;

  •
  changes in market valuations of other Internet or online service companies;

  •
  announcements of technological innovations or new services by us or our competitors;

  •
  announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  loss of a major supplier participant, such as an airline or hotel chain;

  •
  changes in the status of our intellectual property rights;

  •
  lack of success in the expansion of our business model geographically;

  •
  announcements by third parties of significant claims or proceedings against us or adverse developments in pending proceedings;

  •
  additions or departures of key personnel; and

  •
  stock market price and volume fluctuations.

Provisions of our charter documents may have anti-takeover effects that could prevent a change in control.

        Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock—Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions."

The new notes do not restrict our ability to take actions that could negatively impact holders of the new notes.

        The indenture contains no covenants or other provisions to afford protection to holders of the new notes in the event of a designated event involving priceline.com except to the extent described under "Description of New Notes—Repurchase at Option of Holders Upon a Designated Event." Our ability to take a number of actions that are not limited by the terms of the new notes could diminish our ability to make payments on the new notes when due.

Future sales of our common stock in the public market could lower our stock price.

        Sales of a substantial number of shares of common stock in the public market by our current stockholders, or the perception that substantial sales may occur, could cause the market price of our common stock to decrease significantly or make it difficult for us to raise additional capital by selling stock.

Risks Related to Retention of the Outstanding Notes

If you do not exchange your outstanding notes, the outstanding notes you retain may become substantially less liquid as a result of the exchange offer.

        If a significant number of outstanding notes are exchanged in the exchange offer, the liquidity of the trading market for the outstanding notes, if any, after the completion of the exchange offer may be substantially reduced. Any outstanding notes exchanged will reduce the aggregate number of outstanding notes outstanding. As a result, the outstanding notes may trade at a discount to the price at which they would trade if the transactions contemplated by this offering circular were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the outstanding notes will exist or be maintained and we cannot assure you as to the prices at which the outstanding notes may be traded.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes. The outstanding notes that are surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the new notes will not increase or decrease out indebtedness. We will bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

PRICE RANGE OF COMMON STOCK

        Our common stock is quoted on The Nasdaq National Market under the symbol "PCLN." The following table sets forth, for the periods indicated, the high and low closing sale prices per share of the common stock as reported on The Nasdaq National Market. These prices have been adjusted to reflect our 1-for-6 reverse stock split effected on June 16, 2003.

	High	Low
Fiscal Year ending December 31, 2006
First Quarter	$24.87	$21.06
Second Quarter	32.22	23.81
Third Quarter	36.79	25.91
Fourth Quarter (through October 9)	39.12	36.75
Fiscal Year ended December 31, 2005
First Quarter	$26.21	$21.03
Second Quarter	26.64	22.51
Third Quarter	24.86	18.68
Fourth Quarter	24.60	18.56
Fiscal Year ended December 31, 2004
First Quarter	$26.96	$18.05
Second Quarter	28.65	22.69
Third Quarter	25.95	18.40
Fourth Quarter	24.80	19.89
Fiscal Year ended December 31, 2003
First Quarter	$11.58	$6.96
Second Quarter	26.70	9.72
Third Quarter	39.49	21.78
Fourth Quarter	33.59	16.80

        On October 9, 2006, the reported closing sale price of our common stock on The Nasdaq National Market was $39.12. As of October 6, 2006, there were approximately 1,091 stockholders of record, although we believe that there is a significantly larger number of beneficial holders.

CAPITALIZATION

        The table below sets forth the following unaudited information as of June 30, 2006:

  •
  our cash, cash equivalents and short-term investments, long-term debt and capitalization as of June 30, 2006; and

  •
  our cash, cash equivalents and short-term investments, long-term debt and capitalization as adjusted to give effect to the sale of our 0.50% Convertible Senior Notes due September 30, 2011 and our 0.75% Convertible Senior Notes due September 30, 2013, which was completed on September 27, 2006 (assuming that the initial purchasers' option in connection with the sale is not exercised), after deducting the initial purchasers' discount and our estimated offering expenses.

        You should read this table in conjunction with our consolidated financial statements and the related notes included or incorporated by reference in this offering circular.

	As of June 30, 2006
	Actual	As Adjusted
	(in thousands, except share data)
Cash, cash equivalents and short-term investments	$191,493	$483,243

Long-term debt:
1% Convertible Senior Notes due August 1, 2010	123,143	123,143
2.25% Convertible Senior Notes due January 15, 2025	100,118	100,118
0.50% Convertible Senior Notes due September 30, 2011	—	150,000
0.75% Convertible Senior Notes due September 30, 2013	—	150,000

Total long-term debt	223,261	523,261

Series B mandatorily redeemable preferred stock, $0.01 par value; 80,000 authorized shares, $1,000 liquidation value per share; 80,000 shares issued; 13,470 shares outstanding	13,470	13,470
Stockholders' equity:
Common Stock, $0.008 par value; 1,000,000,000 authorized shares; 42,731,532 shares issued	327	327
Treasury stock, 2,734,183 shares	(356,307)	(356,307)
Additional paid-in capital	2,075,626	2,075,626
Accumulated deficit	(1,323,019)	(1,323,019)
Accumulated other comprehensive income	11,868	11,868

Total stockholders' equity	408,495	408,495

Total capitalization	$645,226	$945,226

DIVIDEND POLICY

        We have never declared or paid any dividends on our common stock. We currently expect to retain future earnings, if any, to support the operation and expansion of our business and do not anticipate paying any dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs.

        Our preferred stock accrues dividends payable in 40,240 shares of our common stock semi-annually. See "Description of Capital Stock—Preferred Stock."

THE EXCHANGE OFFER

Background

        We originally issued the outstanding notes in August 2003 in a transaction exempt from the registration requirements of the Securities Act. In October 2003, we filed a registration statement on Form S-3 (File No. 333-109929), which became effective in January 2004, covering resales from time to time by selling securityholders of our outstanding notes and shares of our common stock issuable upon conversion of the outstanding notes. All of the outstanding notes are freely transferable, either because they have been resold pursuant to the shelf registration statement referred to above or because they have been held by our non-affiliates for over two years and therefore are eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act. Accordingly, all of the new notes issued in this exchange offer will be freely transferable and will be represented by a single unrestricted CUSIP number. We commenced this exchange offer on October 10, 2006 for the reasons stated below.

        We are relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of the Securities Act with respect to the exchange of the outstanding notes for the new notes. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the exchange offer from state securities law requirements. We have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the new notes that may be deemed to be offered by virtue of this exchange offer.

Purpose of the Exchange Offer

        The purpose of this exchange offer is to exchange outstanding notes for new notes with certain different terms. We believe that changing the consideration payable upon conversion of the outstanding notes will reduce potential volatility on our earnings per share and reduce the likelihood of dilution to our stockholders, which is in the best interests of the company and our stockholders.

        The FASB's adoption of EITF 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share," adopted after the issuance of the outstanding notes, requires us to include, in our calculation of diluted earnings per share, shares potentially issuable upon conversion of all of the outstanding notes into our reported shares of common stock outstanding using the "if converted" method, whether or not the outstanding notes may then be converted pursuant to their terms. The "if converted" method requires us, when calculating diluted earnings per share, to add back the after-tax interest expense on the outstanding notes to net income for each reporting period that we have income from continuing operations, and include the potentially issuable shares as if the outstanding notes had been converted into common stock at the beginning of the reporting period, when dilutive. EITF 04-8 requires restatement of earnings per share using this methodology for every reporting period since the outstanding notes were issued in June 2004 even though none of the conditions permitting conversion had been met. Assuming the exchange of substantially all of the outstanding notes for the new notes, in future reporting periods we expect our diluted earnings per share will be higher than had we not undertaken the exchange offer because fewer shares will be included in the diluted earnings per share calculation.

        Net Share Settlement.    The terms of the new notes will have a net share settlement feature requiring us to settle all conversions for cash and, in certain circumstances, cash and shares of our common stock. By committing to pay a portion of the consideration upon conversion of the new notes in cash, we will be able to apply the treasury stock method to calculate diluted earnings per share from and after the issuance of the new notes. Under this method, the number of shares of our common stock deemed to be outstanding for the purpose of calculating diluted earnings per share will not be increased until the average closing sale price of our common stock during a reporting period exceeds the base conversion price of the new notes (initially $40.00 per share). The initial conversion price is equivalent to the new notes' initial conversion rate of 25.0000 shares of common stock per $1,000 principal amount of the new notes.

        "Make whole premium."    In addition, the new notes will include a make whole provision pursuant to which holders of the new notes may be entitled to receive a make whole premium (consisting of an increase in the conversion rate) upon a conversion of new notes upon a "fundamental change" occurring on or before August 1, 2008, as described in "Description of the New Notes—Conversion of Notes." The terms of the outstanding notes do not provide for any such make whole premium.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this offering circular and in the letter of transmittal, we are offering to exchange $1,000 principal amount of our newly issued 2006 1.00% Convertible Senior Notes due 2010 for each $1,000 principal amount of our outstanding 1.00% Convertible Senior Notes due 2010. Interest on each new note will accrue from August 1, 2006.

        Outstanding notes may be exchanged only in minimum denominations of $1,000 and integral multiples of $1,000. New notes will be issued only in minimum denominations of $1,000.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any outstanding notes tendered, and we may terminate or amend this exchange offer, if any of the following conditions precedent to the exchange offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it inadvisable to proceed with the exchange offer or with the acceptance of outstanding notes and issuance of the new notes:

  1.
  In our judgment, as determined prior to the expiration date, the exchange will not result in any adverse tax consequences to us;

  2.
  No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

  •
  challenges the making of the exchange offer or the exchange of outstanding notes under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of outstanding notes under the exchange offer; or

  •
  in our reasonable judgment, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities, taxes or prospects of the company and its subsidiaries, taken as a whole;

  3.
  (a) Trading generally shall not have been suspended or materially limited on or by, as the case may be, either of The New York Stock Exchange or the National Association of Securities Dealers, Inc.; (b) there shall not have been any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market; (c) no general banking moratorium shall have been declared by federal or New York authorities; or (d) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the exchange offer;

  4.
  The trustee with respect to the outstanding notes shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer or the exchange of outstanding notes under the exchange offer, nor shall the trustee or any holder of outstanding notes have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the outstanding notes under the exchange offer;

  5.
  There shall not have occurred or be continuing any tender or exchange offer, other than the exchange offer described in this offering circular by us, with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us made by any person or entity; and

  6.
  A Form T-1 and a Form T-3 with respect to the indenture governing the new notes shall be effective under the Trust Indenture Act of 1939 immediately prior to the closing of the exchange offer.

        All of the foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

        If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

  7.
  terminate the exchange offer and return all tendered outstanding notes to the holders thereof;

  8.
  modify, extend or otherwise amend the exchange offer and retain all tendered outstanding notes until the expiration date, as may be extended, subject, however, to the withdrawal rights of holders (see "—Expiration Date; Extensions; Amendments," "—Proper Execution and Delivery of Letter of Transmittal" and "—Withdrawal of Tenders" below); or

  9.
  waive the unsatisfied conditions and accept all outstanding notes tendered and not previously withdrawn.

        Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

        If there is a material change to the information included in this offering circular, we may be required promptly to disclose such material change in the information by means of an offering circular supplement.

Expiration Date; Extensions; Amendments

        For purposes of the exchange offer, the term "expiration date" shall mean midnight, New York City time, on November 6, 2006, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.

        We reserve the right, in our sole discretion, (1) not to accept any of the outstanding notes tendered upon failure to satisfy any of the conditions listed in "—Conditions to the Exchange Offer," (2) to extend the exchange offer, (3) to terminate the exchange offer upon failure to satisfy any of the conditions listed in "—Conditions to the Exchange Offer" or (4) to interpret, amend or modify the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such delay, extension, termination, amendment or modification to the exchange agent. Any such extension, termination or material amendment will be followed promptly by a press release or other permitted means which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer so that it remains open for a period of five to 10 business days after such amendment is communicated to holders, depending upon the significance of the amendment. Any change in the consideration offered to holders of outstanding notes in the exchange offer shall be paid to all holders whose outstanding notes have previously been tendered pursuant to the exchange offer.

        Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a offering circular supplement that we distribute to the holders of the outstanding notes. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release through any appropriate news agency.

Certain Consequences to Holders of Outstanding Notes Not Tendering in the Exchange Offer

        Consummation of the exchange offer for the outstanding notes may have adverse consequences to holders of outstanding notes who elect not to tender outstanding notes in the exchange offer. See the section of this offering circular entitled "Risk Factors—Risks Related to the Retention of Outstanding Notes."

Effect of Tender

        Any valid tender by a holder of outstanding notes that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of outstanding notes will constitute the agreement by that holder to deliver good and marketable title to the tendered outstanding notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters' Rights

        Holders of the outstanding notes do not have any appraisal or dissenters' rights under applicable law in connection with the exchange offer.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

        The new notes will be delivered in book-entry form on the settlement date, which will be promptly following the expiration date.

        We will be deemed to have accepted validly tendered outstanding notes when, and if, we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of new notes will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the outstanding notes for the purpose of receiving book-entry transfers of outstanding notes in the exchange agent's account at the DTC. If any validly tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if outstanding notes are validly withdrawn, such outstanding notes will be returned without expense to the tendering holder or such outstanding notes will be credited to an account maintained at DTC designated by the DTC participant who so delivered such outstanding notes, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Exchange

        If you hold outstanding notes and wish to have such securities exchanged for new notes, you must validly tender, or cause the valid tender of, your outstanding notes using the procedures described in this offering circular, in the accompanying letter of transmittal and the other agreements and documents described in the letter of transmittal.

        Only registered holders of outstanding notes are authorized to tender the outstanding notes. The procedures by which you may tender or cause to be tendered outstanding notes will depend upon the manner in which the outstanding notes are held, as described below.

        Tender of Outstanding Notes Held Through a Custodian or Nominee.    If you are a beneficial owner of outstanding notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender outstanding notes in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the outstanding notes on your behalf using one of the procedures described below.

        Tender of Outstanding Notes Through DTC.    Pursuant to authority granted by DTC, if you are a DTC participant that has outstanding notes credited to your DTC account and thereby held of record by DTC's nominee, you may directly tender your outstanding notes as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with outstanding notes credited to their accounts. If you are not a DTC participant, you may tender your outstanding notes by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the launch date of the exchange offer, the exchange agent will establish accounts with respect to the outstanding notes at DTC for purposes of the exchange offer.

        Any participant in DTC may tender outstanding notes by:

  1.
  effecting a book-entry transfer of the outstanding notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC's ATOP procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC and send an agent's message to the exchange agent. An "agent's message" is a message, transmitted by DTC to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering outstanding notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date; or

  2.
  completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at one of its addresses on the back cover of this offering circular.

        With respect to option (1) above, the exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP.

        The letter of transmittal (or facsimile thereof), with any required signature guarantees and the certificates for outstanding notes or a bookentry confirmation and all other required documents, or (in the case of book-entry transfer) an agent's message in lieu of the letter of transmittal, must be transmitted to, and received by, the exchange agent at or prior to midnight, New York City time, on the expiration date at one of its addresses set forth on the back cover of this offering circular. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Letter of Transmittal

        Subject to and effective upon the acceptance for exchange, and the exchange, of new notes for outstanding notes tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent's message), a tendering holder of outstanding notes:

  •
  irrevocably sells, assigns and transfers to or upon the order of the company all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder's status as a holder of the outstanding notes tendered thereby;

  •
  waives any and all rights with respect to the outstanding notes, except for any rights that a holder may have now or in the future under the federal securities laws;

  •
  releases and discharges us and the trustee under the indenture governing the outstanding notes from any and all claims such holder may have, now or in the future, arising out of or related to the outstanding notes, including, without limitation, any claims that such holder is entitled to participate in any redemption of the outstanding notes, but excluding any such claims under the federal securities laws;

  •
  represents and warrants that the outstanding notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

  •
  designates an account number of a DTC participant in which the new notes are to be credited; and

  •
  irrevocably appoints the exchange agent as the true and lawful agent and attorney-in-fact of the holder with respect to any tendered outstanding notes, with full powers of substitution, resubstitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the outstanding notes tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

        If you wish to participate in the exchange offer, delivery of your outstanding notes, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date to allow sufficient time to ensure timely delivery.

        Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

  •
  the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the outstanding notes and the holder(s) has not completed either of the portions entitled "Special Payment Instructions" and "Special Delivery Instructions" on the letter of transmittal; or

  •
  the outstanding notes are tendered for the account of an eligible institution as more fully explained in the letter of transmittal.

Withdrawal of Tenders

        Tenders of outstanding notes in connection with the exchange offer may be withdrawn at any time prior to midnight, New York City time, on the expiration date. Tenders of outstanding notes may not be withdrawn at any time after such time unless the exchange offer is extended, in which case tenders of outstanding notes may be withdrawn at any time prior to the new expiration time, as extended. Except in the case of a withdrawal through ATOP as described below, for a withdrawal to be effective, the exchange agent must receive written notice of withdrawal at the address, or in the case of eligible institutions, at the facsimile number, listed on the back cover of this offering circular prior to midnight, New York City time, on the expiration date. Any notice of withdrawal must:

  •
  specify the name of the holder that tendered the outstanding notes to be withdrawn;

  •
  contain a statement that you are withdrawing your election to tender your outstanding notes in the exchange offer;

  •
  state the principal amount of the outstanding notes to be withdrawn; and

  •
  be signed by you in the same manner as the original signature in the letter of transmittal for the exchange offer by which the outstanding notes were previously tendered, including any required signature guarantees.

        Beneficial owners desiring to withdraw outstanding notes previously tendered should contact the DTC participant through which such beneficial owners hold their outstanding notes. In order to withdraw outstanding notes previously tendered, a DTC participant may, prior to the expiration date, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. However, signatures on the notice of withdrawal need not be guaranteed if the outstanding notes being withdrawn are held for the account of an eligible institution as more fully explained in the letter of transmittal. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant's name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

        Withdrawals of tenders of outstanding notes may not be rescinded and any outstanding notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn outstanding notes, however, may be retendered by following the procedures described above at any time at or prior to midnight, New York City time, on the expiration date of the exchange offer.

Miscellaneous

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of outstanding notes in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any outstanding notes in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of outstanding notes unless we waive that condition for all such holders.

None of us, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Tenders of outstanding notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Outstanding notes received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such outstanding notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date or the withdrawal or termination of the exchange offer.

Exchange Agent and Information Agent

        American Stock Transfer & Trust Company has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of outstanding notes, or a beneficial owner's custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover of this offering circular. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

        D.F. King & Co., Inc. has been appointed as the information agent for the exchange offer, and will receive reasonable and customary compensation for its services and will be reimbursed for its reasonable, out-of-pocket expenses in connection therewith. Questions concerning tender procedures and requests for additional copies of this offering circular or the letter of transmittal should be directed to the information agent at the address set forth on the back cover of this offering circular. Holders of outstanding notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer.

Recommendation of the Board of Directors

        Neither we nor our Board of Directors is making any recommendation regarding whether you should tender your outstanding notes for exchange and accept the new notes offered in the exchange offer. You must make your own determination as to whether to tender your outstanding notes for exchange.

Solicitation

        The exchange offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof. We therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the outstanding notes. We have not retained any dealer, manager or other agent to solicit tenders with respect to the exchange offer. The information agent will mail solicitation materials on our behalf. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of us and our subsidiaries.

Other Fees and Expenses

        Tendering holders of outstanding notes will not be required to pay any expenses of soliciting tenders in the exchange offer. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

        We are making the principal solicitation by mail. However, where permitted by applicable law, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees and our affiliates.

DESCRIPTION OF THE NEW NOTES

        The new notes will be issued under a new indenture entered into between us and American Stock Transfer & Trust Company, as trustee. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

        The following description is a summary of certain provisions of the indenture and the new notes. It does not restate the indenture or the new notes in their entirety. We urge holders to read the indenture and the new notes because they, and not this description, define the holders' rights as holders of the new notes.

General

        The new notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. However, the new notes are structurally subordinated to indebtedness of our subsidiaries and effectively subordinated to our secured debt to the extent of the value of the assets securing such debt. The new notes are convertible into common stock as described below under "Conversion of Notes."

        We will issue up to $125,000,000 in aggregate principal amount of new notes. The new notes mature on August 1, 2010, unless earlier converted, redeemed or repurchased by us.

        We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

        Holders are not afforded protection in the event of a highly leveraged transaction, or a change in ownership of us under the indenture except to the extent described below under the caption "Repurchase at Option of Holders Upon a Designated Event."

        The new notes bear interest at the annual rate of 1.00%. Interest is calculated on the basis of a 360-day year of twelve 30-day months. We will pay interest from August 1, 2006 on February 1 and August 1 of each year, beginning February 1, 2007, to record holders at the close of business on the preceding January 15 and July 15, as the case may be.

        We maintain an office in New York, New York, for the payment of interest, which is initially an office or agency of the trustee.

        We will pay interest either by check mailed to each holder's address as it appears in the note register or, at our option, by wire transfer in immediately available funds. Payments to The Depository Trust Company, New York, New York, which we refer to as DTC, or its nominee are made by wire transfer of immediately available funds to the account of DTC or its nominee.

        Holders are not required to pay a service charge for registration of transfer of their new notes. We may, however, require holders to pay any tax or other governmental charge in connection with the transfer. We are not required to exchange or register the transfer of:

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  any notes or portion of notes surrendered for conversion; or

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  any notes or portion of notes surrendered for redemption or repurchase by us and not withdrawn.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        The new notes will be issued:

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  only in fully registered form;

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  without interest coupons; and

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  in denominations of $1,000 and integral multiples of $1,000.

        The new notes will be evidenced by one or more global notes deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless one or more of the following events occurs:

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  DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note;

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  we, at our option, notify the trustee in writing that we elect to cause the issuance of the new notes in certificated form; or

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  an event of default with respect to the new notes represented by the global note has occurred and is continuing.

        In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

        Unless we elect to cause the issuance of the new notes in certificated form, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes and, as a result:

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  holders cannot get new notes registered in their name if they are represented by the global note;

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  holders cannot receive physical certificated notes in exchange for their beneficial interest in the global note;

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  holders will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

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  all payments on the global note will be made to DTC or its nominee.

        The laws of some jurisdictions require that certain kinds of purchasers can only own securities in definitive, certificated form. These laws may limit holders' ability to transfer their beneficial interests in the global note to these types of purchasers.

        Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appear and the only way the transfer of those interests can be made is on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

        Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlements in immediately available funds will have on trading activity in those beneficial interests.

        We will make cash payments of principal of, and the repurchase price of, the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

        We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the new notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in new notes represented by the global note held through participants are the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

        We understand that neither DTC nor Cede will consent or vote with respect to the new notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the new notes are credited on the record date identified in a listing attached to the omnibus proxy.

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC Book-Entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

        DTC has advised us that it will take any action permitted to be taken by a holder of new notes, including the presentation of new notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the new notes represented by the global note as to which such participant or participants has or have given such direction.

        DTC has also advised us as follows:

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  DTC is a limited purpose trust company organized under the laws of the State of New York, member of the Federal Reserve System, clearing corporation within the meaning of the Uniform Commercial Code, as amended, and clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

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  DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic Book-Entry changes in accounts of its participants;

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  participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

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  certain participants, or their representatives, together with other entities, own DTC; and

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  indirect access to the DTC System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        The policies and procedures of DTC, which may change periodically, apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion of Notes

        The conversion rate will initially be equal to 25.0000 of shares per $1,000 in principal amount of new notes, subject to the adjustment as specified below. The initial conversion rate is equivalent to a conversion price of approximately $40.00 per share. The conversion price is equal to $1,000 in principal amount of new notes divided by the conversion rate. Holders will have the right to convert any portion of the principal amount of any new note that is an integral multiple of $1,000 at any time on or prior to the close of business on the maturity date, subject to the adjustments described below, as follows:

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  if, on or prior to August 1, 2008, the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the first day of a conversion period is more than 110% of the then current conversion price of the new notes, then holders will have such conversion right in such conversion period;

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  if, on any date after August 1, 2008, the closing sale price of our common stock is more than 110% of the then current conversion price of the new notes, then holders will have such conversion right at all times thereafter;

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  if we distribute to all or substantially all holders of common stock of priceline.com rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration of such distribution, then holders will have such conversion right in the period described below;

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  if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 5% of the closing sale price of our common stock on the day preceding the declaration of such distribution, then holders will have such conversion right in the period described below;

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  if a fundamental change, as defined below under the heading "—Repurchase at Option of Holders Upon a Designated Event," occurs, then holders will have such conversion right in the period described below; or

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  if, on or after August 1, 2008, we elect to call any security for redemption, then holders will have such conversion right from the date on which we give notice of the redemption until the close of business on the business day immediately preceding the redemption date.

        We define conversion period in the indenture to be the period from and including the eleventh trading day in a fiscal quarter to, but excluding, the eleventh trading day of the following fiscal quarter. In the case of the third and fourth bullet points in the immediately preceding paragraph, we must notify holders of the new notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their new notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. In the case of a distribution identified in the third or fourth bullets above, the ability of a holder of the new notes to convert would not be triggered if the holder may participate in the distribution without converting. In the case of the fifth bullet above, a holder may surrender the new notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction.

        Holders also may convert their new notes for the five business day period after any five consecutive trading-day period in which the average trading prices for the new notes for such five trading-day period was less than 95% of the average conversion value (as defined below) for the new notes during that period. We define conversion value in the indenture to be equal to the product of the closing sale price of our shares of common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each new note is convertible.

        You will also have the right to convert your new notes in the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock.

        In the case of a conversion upon a fundamental change on or before August 1, 2008, holders electing to convert will also be entitled to receive the make whole premium determined as described below under "—Determination of the Make Whole Premium."

        Holders may convert all or part of any new note by delivering the new note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the new note and the duly signed and completed conversion notice are so delivered.

        No payment or adjustment for any dividends in respect of our common stock will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our common stock at the close of business on the conversion date.

        In no event will the number of shares issuable upon conversion per $1,000 principal amount of new notes exceed 28.7688, except as a result of adjustment upon certain events as described under
"—Conversion Rate Adjustments," and we will not be required to make any additional cash payment in lieu of delivering shares in excess of that number.

        On conversion, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder's name, in which case the holder will pay the tax.

Payment upon Conversion

        Upon conversion of the new notes, we will pay an amount in cash equal to the lesser of (i) the principal amount and (ii) the daily conversion value (as defined below) of the new notes converted, all calculated as described below with the principal amount of the note on each trading day during the observation period (as defined below) being equal to 1/20th of aggregate principal amount of the converted notes. If the daily conversion value exceeds the principal amount of the converted notes on any trading day during the observation period, in addition to paying the principal amount on the converted notes for such trading day we will also deliver, at our election, cash or shares of our common stock or a combination of cash and shares of our common stock in an amount equal to the excess of the daily conversion value over the principal amount of the converted notes for such trading day, all calculated as described below. We will settle each $1,000 in principal amount of new notes being converted by delivering, on the third trading day immediately following the last day of the related observation period, cash and shares of our common stock equal to the sum of the daily settlement amounts (as defined below) for each of the 20 trading days during the related observation period.

        The "observation period" with respect to any note means the 20 consecutive trading-day period beginning on and including the second trading day after you validly deliver your conversion notice to the conversion agent or, if we elect to pay cash to holders of the new notes in lieu of all or a portion of the deliverable shares (as defined below), beginning on and including the third trading day after the conversion retraction period (as defined below) ends.

        The "daily settlement amount," for each of the 20 trading days during the observation period, shall consist of:

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  cash equal to the lesser of (x) $50 (which constitutes the principal portion of a note for such trading day) and (y) the daily conversion value relating to such day; plus

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  if such daily conversion value exceeds $50, a number of shares (the "deliverable shares") equal to (A) the difference between such daily conversion value and $50, divided by (B) the daily VWAP of our common stock for such day; provided, however, that in no event will the number of deliverable shares exceed 28.7688 shares of common stock per $1,000 principal amount of new notes, except as a result of the adjustments described below under "—Conversion Rate Adjustments," and the Company will not be required to make any additional cash payment in lieu of delivering shares in excess of that number.

        The "daily conversion value" means, for each of the 20 consecutive trading days during the observation period, 1/20 of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock, or the consideration into which our common stock has been converted in connection with certain corporate transactions, on such day. Any such determination will be conclusive absent manifest error.

        The "daily VWAP" for our common stock means, for each of the 30 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page PCLN <equity> AQR (or any successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day, or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as our board of directors determines in good faith using a volume-weighted method.

        We may elect to pay cash to holders of new notes surrendered for conversion in lieu of all or a portion of the deliverable shares issuable upon conversion of such notes. If we elect to pay cash in lieu of delivering the deliverable shares, we will notify you through the trustee of the dollar amount to be satisfied in cash (expressed as a percentage of each deliverable share that will be paid in cash in lieu of our common stock) at any time on or before the date that is three business days following our receipt of your notice of conversion (the "cash settlement notice period"). If we timely elect to pay cash for any portion of the deliverable shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period immediately following the cash settlement notice period (the "conversion retraction period"). If we do not elect to pay cash in lieu of delivering the deliverable shares, no retraction can be made (and a conversion notice shall be irrevocable). In addition, if we choose to settle all or any portion of the deliverable shares in cash in connection with conversions of a series of notes within 30 days prior to the maturity date for such series, we will send, on or prior to the maturity date, a single notice for all such conversions to the trustee with respect to the residual value shares to be satisfied in cash.

        The amount of cash payable in respect of each deliverable share otherwise issuable upon conversion shall equal the sum of the elected cash values (as defined below) for deliverable shares for each trading day of the applicable observation period. The elected cash value of a deliverable share for a trading day shall be the product of (1) the percentage of each deliverable share otherwise issuable upon conversion which we elect to pay in cash and (2) the difference between the daily conversion value for such trading day and $50.

        We will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the amounts above based on the last reported sale price of our common stock on the last day of the applicable observation period.

        The indenture requires us to pay the principal portion of the conversion amount of the new notes in cash, and we may be required to pay cash for all or a significant portion of the total principal amount of any new notes converted after the occurrence of certain of the events referred to above. While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the new notes in cash, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. Our failure to pay the principal amount of the new notes when converted would result in an event of default with respect to the new notes. See "Risk Factors—Risks Related to the New Notes."

Conversion Rate Adjustments

        The conversion rate will be subject to adjustment for, among other things:

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  dividends and other distributions payable in our common stock on shares of our common stock;

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  the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for stockholders entitled to receive such rights, options or warrants;

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  subdivisions, combinations and reclassifications of our common stock;

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  distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets (if we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution), including securities, but excluding:

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  those dividends, rights, options, warrants and distributions referred to above;

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  distributions upon mergers or consolidations discussed below; and

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  dividends and distributions paid exclusively in cash as referred to below;

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  if we or one of our subsidiaries purchases our common stock pursuant to a tender or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock in such offer exceeds the sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then the conversion rate will be adjusted; and

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  if we make a distribution consisting exclusively of cash to all holders of outstanding shares of common stock, the conversion rate will be adjusted by dividing:

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  the conversion rate by

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  a fraction, the numerator of which will be the current market price of our common stock and the denominator of which is the current market price of our common stock plus the amount per share of such dividend or distribution,

  This adjustment will be made successively whenever any such event occurs. For purposes of this paragraph, current market price of our common stock means the average closing sale price of our common stock for the first 10 Nasdaq National Market trading days from, and including, the first ex-distribution day that the common stock trades.

        In addition to these adjustments, we may effect such increases in the conversion rate as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice of any adjustments by mail to holders of new notes.

        In the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each new note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the new notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock.

        In the case of conversion upon a fundamental change on or before August 1, 2008, holders electing to convert will also be entitled to receive a make whole premium as determined below under "—Determination of the Make Whole Premium."

        We may increase the conversion rate for any period of at least 20 days, upon at least 15 days notice, if our board of directors determines that the increase would be in our best interest. The board of directors' determination in this regard will be conclusive. We will give holders of new notes at least 15 days' notice of such an increase in the conversion rate.

        If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which new notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of new notes. See "Certain United States Federal Income Tax Considerations—Deemed Dividend on the Notes."

Repurchase of Notes by Us at the Option of the Holder

        Holders have the right to require us to repurchase the new notes on August 1, 2008, or the repurchase date. We will be required to repurchase any outstanding new notes for which holders deliver a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the fifth business day prior to the repurchase date. If the repurchase notice is given and withdrawn during such period, we will not be obligated to repurchase the related notes. Our repurchase obligation will be subject to some additional conditions as described in the indenture. For a discussion of the tax treatment of a holder receiving cash as payment of the repurchase price, see "Certain United States Federal Income Tax Considerations." Also, we may not have funds sufficient to repurchase the new notes when we are required to do so. Our failure to repurchase the new notes when we are required to do so will constitute an event of default under the indenture with respect to the new notes.

        The repurchase price payable will be equal to 100% of the principal amount of the new notes to be repurchased, plus any accrued and unpaid interest, if any, to the repurchase date. Any new note repurchased will be paid for in cash.

        On or before the 20th business day prior to the repurchase date, we will provide to the trustee, the paying agent and to all holders of the new notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

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  the repurchase price;

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  the name and address of the paying agent and the conversion agent; and

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  the procedures that holders must follow to require us to repurchase their new notes.

        A notice electing to require us to purchase holders' new notes must state:

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  if certificated notes have been issued, the certificate numbers of the new notes;

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  the portion of the principal amount of new notes to be purchased, in integral multiples of $1,000; and

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  that the new notes are to be repurchased by us pursuant to the applicable provisions of the new notes and the indenture.

        If the new notes are not in certificated form, holders' notices must comply with appropriate DTC procedures.

        No new notes may be repurchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the repurchase price of the new notes.

        Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the day that is two business days prior to the repurchase date. The notice of withdrawal must state:

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  the principal amount of the withdrawn notes;

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  if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

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  the principal amount, if any, which remains subject to the repurchase notice.

        If the new notes are not in certificated form, holders' notices must comply with appropriate DTC procedures.

        Holders must either effect book-entry transfer or deliver the new notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. Holders will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the new notes. If the paying agent holds money sufficient to pay the purchase price of the new notes on the business day following the purchase date, then:

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  the new notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the new notes is made and whether or not the new notes are delivered to the paying agent); and

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  all other rights of the holder will terminate (other than the right to receive the repurchase price upon delivery or transfer of the new notes).

Repurchase at Option of Holders Upon a Designated Event

        If a "designated event" (as defined below) occurs, holders will have the right, at their option, to require us to repurchase any or all of their new notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the new notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding the designated event repurchase date.

        The repurchase price will be paid in cash. For a discussion of the tax treatment of a holder receiving cash as payment of the repurchase price, see "Certain United States Federal Income Tax Considerations."

        A "designated event" will be deemed to have occurred upon a "fundamental change" or a "termination of trading"; provided that a fundamental change occurring on or prior to August 1, 2008, will not be a designated event unless the transaction or event resulting in such fundamental change also constitutes a "change in control."

        A "change in control" will be deemed to have occurred at the time any of the following occurs after the new notes are originally issued:

  1.
  a "person" or "group" (within the meaning of Section 13(d) of the Exchange Act) other than us, our subsidiaries or any of our or their employee benefit plans files a Schedule TO, Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors other than filings by us, our subsidiaries or any of our or their employee benefit plans; or

  2.
  consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a change in control.

        A "fundamental change" is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration (excluding cash payments for fractional shares) that is not all or substantially all common shares, common stock or American Depositary Shares that are:

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  listed on, or immediately after the transaction or event will be listed on, the New York Stock Exchange or a United States national securities exchange; or

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  approved, or immediately after the transaction or event will be approved, for quotation on The Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

        A "termination of trading" will be deemed to have occurred if our common stock or other common stock into which the new notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on The Nasdaq National Market or another established automated over-the-counter trading market in the United States, and no American depositary shares or similar instruments for such common stock are so listed or approved for listing in the United States.

        On or before the 30th day after the occurrence of a designated event, we will provide to all holders of the new notes and the trustee and paying agent a notice of the occurrence of the designated event and of the resulting repurchase right. Such notice shall state, among other things:

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  the events causing the designated event;

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  the date of the designated event;

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  the last date on which a holder may exercise the repurchase right;

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  the designated event repurchase price;

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  the designated event repurchase date;

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  the name and address of the paying agent and the conversion agent;

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  the conversion rate and any adjustments to the conversion rate;

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  the new notes with respect to which a designated event repurchase notice has been given by the holder may be converted only if the holder withdraws the designated event repurchase notice in accordance with the terms of the indenture; and

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  the procedures that holders must follow to require us to repurchase their new notes.

        To exercise the repurchase right, holders must deliver, on or before the 35th day after the date of our notice of a designated event, subject to extension to comply with applicable law, the new notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled "Form of Designated Event Repurchase Notice" duly completed, to the paying agent. Holders' repurchase notices must state:

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  if certificated, the certificate numbers of holders' new notes to be delivered for repurchase;

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  the portion of the principal amount of new notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

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  that the new notes are to be repurchased by us pursuant to the applicable provisions of the new notes and the indenture.

        If the new notes are not in certificated form, holders' notices must comply with appropriate DTC procedures.

        Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the day that is two business days prior to the repurchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        If the new notes are not in certificated form, holders' notices must comply with appropriate DTC procedures.

        We will be required to repurchase the new notes no later than 35 business days after the date of our notice of the occurrence of the relevant designated event, subject to extension to comply with applicable law. Holders will receive payment of the designated event repurchase price promptly following the later of the designated event repurchase date or the time of book-entry transfer or the delivery of the new notes. If the paying agent holds money sufficient to pay the designated event repurchase price of the new notes on the business day following the designated event repurchase date, then:

  •
  the new notes will cease to be outstanding and interest, if any, will cease to accrue (whether or not book-entry transfer of the new notes is made and whether or not the new notes are delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the designated event repurchase price upon delivery or transfer of the new notes).

        The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders. We will comply with these rules and regulations to the extent they apply at that time.

        We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to the restrictions contained in the purchase agreement with the initial purchasers, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any new notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

        The terms designated event, fundamental change, termination of trading and change in control are limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the new notes upon a designated event may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        The definition of designated event includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, holders' ability to require us to repurchase their new notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        No new notes may be repurchased at the option of holders upon a designated event if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the designated event repurchase price of the new notes.

        If a designated event were to occur, we may not have enough funds to pay the designated event repurchase price. Our failure to repurchase the new notes when required following a designated event will constitute an event of default under the indenture with respect to the new notes. In addition, we have, and may in the future incur, other indebtedness with similar designated event provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Determination of the Make Whole Premium

        If a fundamental change occurs on or before August 1, 2008, holders of new notes will be entitled to a make whole premium upon a conversion of new notes upon a fundamental change as described above under "—Conversion of Notes."

        Holders will not be entitled to the make whole premium if the "stock price" (as defined below) is less than $35.00 (subject to adjustment).

        The make whole premium will be an increase in the conversion rate by an additional number of shares of common stock. The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective and the stock price.

        For these purposes, the "stock price" will be the price paid per share of our common stock in the transaction constituting the fundamental change. If holders of our common stock receive only cash in such transaction, the stock price will be the cash amount paid per share. Otherwise the stock price will be the average of the last reported sale price of our common stock on the 10 trading days up to but not including the effective date of the fundamental change.

        The prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the new notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately before that adjustment of the conversion rate of the new notes multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

        The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 in principal amount of new notes.

	Stock Price
Effective Date of Fundamental Change
	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$100.00
November 7, 2006	3.77	2.96	1.89	1.24	0.82	0.56	0.40	0.29	0.22	0.07
February 1, 2007	3.77	2.80	1.72	1.08	0.69	0.46	0.31	0.22	0.16	0.05
August 1, 2007	3.77	2.46	1.37	0.78	0.45	0.27	0.18	0.12	0.09	0.03
February 1, 2008	3.77	1.88	0.83	0.36	0.17	0.09	0.06	0.04	0.03	0.02
August 1, 2008	3.57	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

        The exact stock price and effective date of a fundamental change may not be set forth on the table; in which case, if the stock price is:

  •
  between two stock price amounts on the table or the effective date is between two dates on the table, the make whole premium will be determined by straight-line interpolation between make whole premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

  •
  more than $100.00 per share (subject to adjustment), no make whole premium will be paid; and

  •
  less than the closing price of our common stock on the date of pricing (subject to adjustment), no make whole premium will be paid.

        Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 28.7688 per $1,000 in principal amount of new notes, subject to adjustments in the same manner as the conversion rate as set forth under "—Conversion Rate Adjustments."

Optional Redemption

        No sinking fund is provided for the new notes, which means that the indenture will not require us to redeem or retire the new notes periodically. Prior to August 1, 2008, the new notes will not be redeemable. Beginning August 1, 2008, we may redeem for cash all or part of the new notes at any time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the trustee, the paying agent and each holder of new notes, for a price equal to 100% of the principal amount of the new notes to be redeemed plus any accrued and unpaid interest, if any, to the redemption date.

        If we decide to redeem fewer than all of the outstanding new notes, the trustee will select the new notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by a method the trustee considers fair and appropriate.

        If the trustee selects a portion of a holder's new note for partial redemption and such holder converts a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

        In the event of any redemption in part, we will not be required to:

  •
  issue, register the transfer of or exchange any new note during a period of 15 days before the mailing of the redemption notice; or

  •
  register the transfer of or exchange any new note so selected for redemption, in whole or in part, except the unredeemed portion of any new note being redeemed in part.

Ranking

        The new notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness, including, but not limited to, our existing 2.25% Convertible Senior Notes due January 15, 2025, 0.50% Convertible Senior Notes due 2011 and 0.75% Convertible Senior Notes due 2013. In addition, the new notes are effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness and to any indebtedness of our subsidiaries to the extent of the assets of those subsidiaries.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the new notes. The trustee's claims for these payments are generally senior to those of holders of new notes in respect of all funds collected or held by the trustee.

        The new notes are our exclusive obligations. Our cash flow and our ability to service our indebtedness, including the new notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the new notes or have any obligation to pay any amounts due on the new notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Restrictions on Consolidation, Merger, Sale or Conveyance

        We will not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all our assets to, any person, unless:

  •
  the resulting, surviving or transferee person will be a corporation, partnership, trust or limited liability company organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and if we are not the surviving or transferee person, the surviving or transferee person will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of priceline.com under the new notes and the indenture;

  •
  immediately after giving effect to such transaction, no default or event of default (as described below) shall have occurred and be continuing; and

  •
  priceline.com shall have delivered to the trustee the certificates and opinions required by the indenture.

        For purposes of this covenant, the conveyance, transfer, lease or other disposition of all or substantially all of the assets of one or more subsidiaries of priceline.com, which assets, if held by priceline.com instead of such subsidiaries, would constitute all or substantially all of the assets of priceline.com on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of priceline.com.

        The resulting, surviving or transferee person will succeed to, be substituted for and may exercise every right and power of priceline.com under the indenture, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the new notes.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be uncertainty as to whether a particular transaction would involve "all or substantially all" of the assets of a person.

Events of Default

        The following will be events of default under the indenture:

  •
  failure to pay principal when due;

  •
  failure to pay any interest when due, continued for 30 days;

  •
  failure to pay the repurchase price when required to do so in connection with holders' exercise of their option to require us to repurchase their new notes;

  •
  failure to deliver cash or a combination of cash and shares of common stock within 10 days after such delivery is required to be made upon conversion of a new note, including for any make whole premium, as provided in the indenture;

  •
  breach of or failure to perform any other covenant or agreement in the indenture applicable to the new notes, continued for 60 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the new notes then outstanding;

  •
  failure by us or any of our significant subsidiaries to pay when due (either at stated maturity or upon acceleration, and after the expiration of any grace period) under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or guarantee thereof) with an aggregate principal amount in excess of $15 million, and such indebtedness is not discharged or such acceleration is not rescinded or annulled, within 30 days after written notice to us from the trustee or the holders of 25% in aggregate principal amount of the new notes then outstanding; and

  •
  specific events relating to our or any of our significant subsidiaries' bankruptcy, insolvency or reorganization.

        If any event of default occurs and continues for the required amount of time, the trustee or the holders of not less than 25% of the aggregate principal amount of the new notes then outstanding may declare the new notes due and payable, together with all accrued and unpaid interest, if any, immediately by giving notice in writing to us (and to the trustee, if given by the holders). Notwithstanding the preceding sentence, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization with respect to priceline.com, all outstanding new notes will become due and payable without further action or notice. The holders of a majority of the aggregate principal amount of the new notes then outstanding, may, however, by notice in writing to us and the trustee, rescind the declaration if:

  •
  we have paid or deposited with the trustee all amounts that have become due, otherwise than through acceleration, for principal and interest, if any; and

  •
  all defaults under the indenture are cured or waived.

        No holder of new notes may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, the indenture, unless:

  •
  the holder has given to the trustee written notice of the occurrence and continuance of a default;

  •
  the holders of not less than 25% of the aggregate principal amount then outstanding of the new notes have made a written request to the trustee to institute the suit, action or proceeding and have offered to the trustee the reasonable indemnity it may require; and

  •
  the trustee for 60 days after its receipt of the notice, request and offer of indemnity has neglected or refused to institute the requested action, suit or proceeding.

        The right of each holder of new notes to receive payment of the principal of or interest, if any, on the new notes on or after the respective due dates and the right to institute suit for enforcement of any payment obligation may not be impaired or affected without the consent of that holder.

        The holders of a majority in aggregate principal amount of the new notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on the trustee if that direction is not in conflict with applicable law and would not involve the trustee in personal liability (as determined in good faith by the trustee's board or similar governing body).

        We will be required to furnish to the trustee annually a statement as to the fulfillment of all of our obligations under the indenture.

Discharge and Defeasance

        The terms of the new notes will provide that under specified conditions, we will be discharged from any and all obligations in respect of the new notes (other than our obligations in respect of conversion of the new notes and except for obligations to register the transfer or exchange of new notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the trustee, in trust for the benefit of the holders of the new notes, of money and for U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay principal and interest, if any, on, the new notes on the stated maturity of the payments in accordance with the terms of the new notes. If we want to defease the new notes, we will also be required to deliver to the trustee an opinion of counsel to the effect that the holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Modifications

        From time to time, we and the trustee may enter into supplemental indentures without the consent of the holders of the new notes to, among other things:

  •
  evidence the assumption by a successor entity of our obligations under the indenture;

  •
  add covenants or new events of default for the protection of the holders of the new notes;

  •
  cure any ambiguity or correct any inconsistency in the indenture;

  •
  evidence the acceptance of appointment by a successor trustee;

  •
  amend the indenture in any other manner that we may deem necessary or desirable and that will not adversely affect the interests of the holders of outstanding new notes; or

  •
  secure the new notes.

        We and the trustee, with the consent of the holders of not less than a majority of the aggregate principal amount of the new notes then outstanding affected thereby, may add, change or eliminate any of the provisions of the indenture. Similarly, with the consent of the holders of at least a majority of the aggregate principal amount of new notes then outstanding, we may also modify in some manners the rights of the holders of the new notes. These rights are, however, limited. We and the trustee may not, without the consent of the holder of each outstanding new note affected thereby:

  •
  extend the stated maturity of the principal of any new note;

  •
  reduce the amount of the principal of any new note;

  •
  reduce the rate or extend the time of payment of interest on any new note;

  •
  reduce or alter the method of computation of any amount payable on or at redemption or repayment of any new note;

  •
  change the coin or currency in which principal, interest and redemption or repurchase price are payable;

  •
  change the terms applicable to redemption or repurchase in a manner adverse to the holder;

  •
  make any change that adversely affects the right to convert the new notes, or decrease the conversion rate with respect to the new notes;

  •
  impair or affect the right to institute suit for the enforcement of any payment or repayment of any new note; or

  •
  reduce the percentage stated above of the holders of new notes who must consent to a modification to the indenture or the new notes.

Governing Law

        The laws of the State of New York will govern the indenture and the new notes.

Information Concerning the Trustee

        We have appointed American Stock Transfer & Trust Company, as trustee under the indenture, as paying agent, conversion agent, registrar and custodian with regard to the new notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of priceline.com consists of 1,000,000,000 shares of common stock, par value $0.008 per share, and 150,000 shares of preferred stock, par value $0.01 per share, of priceline.com. As of September 27, 2006, we had 36,352,748 shares of common stock outstanding and 13,470 shares of preferred stock, as described below.

        The following summary of certain provisions of Delaware law and certain terms of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Delaware law, our amended and restated certificate of incorporation, as amended, our bylaws and any other applicable law.

Common Stock

        Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in priceline.com's certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of the company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon conversion of the notes will be, fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, the number of shares constituting any series and the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of our common stock and could adversely affect the voting and other rights of the holders of common stock.

        In February 2001, our board of directors authorized an amendment to our certificate of incorporation to allow priceline.com to issue a new series of preferred stock designated as Series B Redeemable Preferred Stock, or the Series B Preferred Stock. The total number of shares of Series B Preferred Stock that priceline.com is authorized to issue is 80,000 shares, par value $.01 per share.

        The Series B Preferred Stock has special preferences. Specifically, the Series B Preferred Stock has a liquidation preference of $1,000 per share plus an amount equal to any dividends accrued or accumulated but not paid. The Series B Preferred Stock accrues dividends payable in 40,240 shares of our common stock semi-annually. Dividends on the Series B Preferred Stock are payable semiannually on February 6 and August 6 of each year starting August 6, 2001.

        The Series B Preferred Stock may be redeemed at the option of priceline.com or the holder, in whole but not in part, at any time upon a change in control of priceline.com at $1,000 per share in cash, plus accrued but unpaid dividends and dividends that would have accrued through February 6, 2007. The Series B Preferred Stock is subject to mandatory redemption on February 6, 2007. The Series B Preferred Stock is not convertible into shares of our common stock or any other security of

priceline.com. Holders of the Series B Preferred Stock are not entitled to vote on any matter, except in certain limited circumstances and as specifically required under Delaware law. Holders of Series B Preferred Stock are entitled to specified cash payments in the event of certain business combination transactions involving priceline.com.

Registration Rights

        Certain holders of shares of our common stock are entitled to certain registration rights. These rights are provided under the terms of registration rights agreements between priceline.com and the holders of the registrable securities, who include Hutchison Whampoa Limited, Cheung Kong (Holdings) Limited, other stockholders and certain warrantholders. These agreements provide demand registration rights to the holders of substantially all of the registrable securities. In addition, the holders of all of the registrable securities are entitled under the agreements, subject to certain limitations, to require priceline.com to include their registrable securities in future registration statements the company files. Registration of shares of common stock pursuant to the rights granted in these agreements and the sale of such shares pursuant to the applicable registration statement will result in such shares becoming freely tradable without restriction under the Securities Act. All registration expenses incurred in connection with the above registrations will be borne by priceline.com.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for the common stock is Mellon Investor Services LLC.

Listing

        The common stock is traded on The Nasdaq National Market under the trading symbol "PCLN."

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Our certificate of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring us, even if the acquisition would be beneficial to our stockholders. Our board of directors also has the authority to fix the rights and preferences of shares of our preferred stock and to issue such shares without a stockholder vote.

        We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging or preventing attempts that might result in a premium over the market price of the shares of common stock held by stockholders.

        Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or certain of our officers. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or us.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS OFFERING CIRCULAR AND RELATED MATERIALS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) ANY SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        This section describes the material United States federal income tax consequences of the exchange of outstanding notes for new notes, the ownership of new notes and the conversion or exchange of new notes for cash and common stock. It applies only to United States holders (as defined below) that hold their notes as capital assets and that would hold any common shares acquired upon conversion as capital assets for tax purposes. This section does not apply to holders that are a member of a special class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

  •
  a bank or financial institution,

  •
  a life insurance company,

  •
  a tax-exempt organization,

  •
  a person liable for alternative minimum tax,

  •
  a person that owns notes or common stock acquired upon conversion as part of a straddle or a hedging or conversion transaction (including as a hedge against interest rate risk) for tax purposes, or

  •
  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        This discussion applies only to United States holders. A United States holder is a beneficial owner of a note or common stock acquired upon the conversion or exchange of the note that is for United States federal income tax purposes:

  •
  a citizen or resident of the United States,

  •
  a domestic corporation,

  •
  an estate whose income is subject to United States federal income tax regardless of source or who is otherwise subject to United States federal income tax on a net income basis in respect of the notes, or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        Holders should consult their own tax advisor concerning the consequences of the exchange of outstanding notes for new notes and the ownership of new notes or common stock acquired upon the conversion or exchange of a note in their particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

Tax Treatment of the Exchange

        Generally, the modification of a debt instrument is treated as a taxable exchange only if the modification is "significant." Under applicable United States Treasury Regulations, a modification of a debt instrument is a significant modification only if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Although the matter is not free from doubt, we believe that, based on all the facts and circumstances, the differences between the terms of the outstanding notes and the new notes should not be treated as economically significant and thus the exchange of outstanding notes for new notes should not be a taxable disposition of the outstanding notes, and accordingly, the new notes should take on the tax characteristics of the outstanding notes. Under this treatment, a United States holder will not recognize gain or loss upon the exchange, and the United States holder will have the same adjusted tax basis and holding period in the new notes as it had in the outstanding notes immediately prior to the exchange. Except as noted in the following paragraph, the discussion below assumes that the exchange will be treated in the manner described in this paragraph.

        If, contrary to the position set forth above, the exchange is treated a significant modification of the outstanding notes, we believe that the exchange likely constitutes a recapitalization for United States federal income tax purposes. Whether the exchange constitutes a recapitalization depends, in part, on whether the outstanding notes and new notes constitute securities for United States federal income tax purposes. The term "security" is not clearly defined in the relevant authorities, and the determination of whether a debt instrument is a security requires an overall evaluation of the nature of the instrument, with the term of the instrument as one of the most significant factors. Although the matter is not free from doubt, a debt instrument with a term of between five and ten years is generally considered to be a security, while debt instruments with a term of more than ten years are considered almost certain to be a security. We believe that both the outstanding notes and the new notes are likely to constitute securities for United States tax purposes, and the exchange is likely to qualify as a recapitalization for tax purposes (assuming the exchange is treated as a disposition of the outstanding notes). If treated as a recapitalization, an exchanging United States holder should not recognize any gain or loss on the exchange. The basis of the new notes received should equal the basis in its outstanding notes exchanged pursuant to this offer. The holding period for the new notes should include the holding period for the outstanding notes exchanged. If the exchange is treated as a recapitalization, it is likely that the new notes will be treated as issued with original issue discount ("OID") which a holder would be required to accrue on a constant yield basis over the term of the new notes. However, a holder of notes that has a tax basis that is at least equal to the principal amount of the new notes will be able to offset the OID inclusion with a corresponding amount of acquisition premium.

        If, contrary to the views expressed above, the exchange of outstanding notes for new notes is treated as a significant modification of the outstanding notes and is not treated as a recapitalization for federal income tax purposes, then a United States holder would recognize gain or loss in respect of the exchange in an amount equal to the difference between its tax basis in the outstanding notes and the "issue price" for the new notes. United States holders should consult their tax advisors as to the possibility that the exchange could be treated in such a manner and the amount of gain or loss that they would recognize in respect of the exchange if the exchange is treated in such manner.

Tax Treatment of New Notes

Payments of Interest on the Notes

        A United States holder should be taxed on interest on the holder's note as ordinary income at the time the holder receives the interest or when it accrues, depending on the holder's method of accounting for tax purposes, including any accrued interest paid or treated as having been paid in connection with the conversion of a note.

Deemed Dividend on the Notes

        Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion rate of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of cash distributions to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of notes will be deemed to have received constructive distributions in amounts based upon the value of such holders' increased interests in our equity resulting from such adjustments. The amount of any such distribution will be treated as a distribution to a stockholder with the tax consequences discussed below in "Dividends on Common Stock." Accordingly, noteholders could be considered to have received distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though they did not receive any cash or property as a result of such adjustments. In certain circumstances the failure of the notes to provide for such an adjustment may result in a deemed distribution to the holders of common stock.

Market Discount on the Notes

        A United States holder that purchases a note for an amount that is less than its principal amount will be treated as having purchased the note at a market discount if the excess of the note's principal amount over the holder's tax basis immediately after the acquisition of the note is equal to or greater than 1/4 of 1 percent of the note's principal amount multiplied by the number of complete years to the note's maturity.

        In that case, the United States holder must treat any gain recognized on the maturity or disposition of the holder's market discount note as ordinary income to the extent of the accrued market discount on the holder's note. Alternatively, the holder may elect to include market discount in income currently over the life of the market discount note. If the holder makes this election, it will apply to all debt instruments with market discount that the holder acquires on or after the first day of the first taxable year to which the election applies. A United States holder may not revoke this election without the consent of the Internal Revenue Service. A United States holder that owns a market discount note and does not make this election, generally will be required to defer deductions for interest on borrowings allocable to the holder's note in an amount not exceeding the accrued market discount on the holder's note until the maturity or disposition of the holder's note.

        A United States holder will accrue market discount on the holder's market discount note on a straight-line basis unless the holder elects to accrue market discount using a constant-yield method. The election, if made, will apply only to the note with respect to which it is made, and the holder may not revoke it.

        If the United States holder's note's stated redemption price at maturity exceeds the price that the holder paid for the note by less than 1/4 of 1 percent multiplied by the number of complete years to the note's maturity, the excess constitutes de minimis market discount, and the rules discussed above do not apply.

Notes Purchased at a Premium

        A United States holder that purchases a note for an amount in excess of its principal amount may elect to treat the excess as amortizable bond premium. A United States holder that makes this election will reduce the amount required to be included in the holder's income each year with respect to interest on the note by the amount of amortizable bond premium allocable to that year, based on the note's yield to maturity. This election will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that the United States holder holds at the beginning of the first taxable year to which the election applies or that the holder thereafter acquires, and the holder may not revoke it without the consent of the Internal Revenue Service.

Sale, Exchange or Redemption of the Notes

        Upon the sale, exchange (other than a conversion or non-taxable exchange) or redemption of a note (including the repurchase of a note for cash pursuant to the exercise of a repurchase right in the event of a change in control), a United States holder generally will recognize capital gain or loss equal to the sum of the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, minus such holder's adjusted tax basis in the note. Any amounts of gain attributable to accrued interest or market discount, in excess of a de minimis amount, however, will be taxed as ordinary income (as discussed above under "Payments of Interest on the Notes" and "Market Discount on the Notes") to the extent the United States holder has not previously included such amounts in taxable income. A United States holder's adjusted tax basis in a note generally will equal the holder's cost in acquiring the note to such holder increased by the amount of any accrued but unpaid interest and market discount previously included in the holder's taxable income and reduced by any bond premium that the holder has amortized in respect of the note. Capital gain or loss will be long-term capital gain or loss if the holder's holding period in the note is more than one year at the time of sale, exchange or redemption. Capital gain on assets held for a holding period of one year or less at the time of their disposition is taxed to a United States holder as short-term capital gain. Long-term capital gains recognized by non-corporate United States holders before January 1, 2011 are taxed at a maximum rate of 15%. Short-term capital gains recognized by non-corporate United States holders, and all capital gains recognized by corporate United States holders, are taxable at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Conversion of the New Notes

        If a United States holder receives solely cash in exchange for notes upon conversion, the United States holder's gain or loss will be determined in the same manner as if the United States holder disposed of the notes in a taxable disposition (as described above under "—Sale, Exchange, or Redemption of the Notes").

        If a combination of cash and stock is received by a United States holder upon conversion of notes, the conversion should be treated as a recapitalization for federal income tax purposes. In such case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over a United States holder's tax basis in the notes (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a United States holder would receive in respect of the fractional share and the portion of the United

States holder's tax basis in the note that is allocable to the fractional share. Any cash or common stock received which is attributable to accrued interest will be deemed to be a payment in respect of such accrued interest and, depending on the holder's method of accounting for tax purposes, may be subject to tax as ordinary interest income upon receipt. Any other gain or loss recognized on conversion generally would be capital gain or loss (except to the extent of accrued market discount not previously included in income) and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

        The tax basis of the shares of common stock received upon such a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A United States holder's holding period for shares of common stock would include the period during which the United States holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Possible Effect of the Change in Conversion Consideration

        In certain situations, we may provide for the conversion of the notes into shares of an acquirer. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Dividends on Common Stock

        Distributions, if any, paid on the common stock after a conversion generally will be treated as dividends to the extent of our current or accumulated earnings and profits. If you are a noncorporate United States holder, dividends paid to you before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the common stock will generally be qualified dividend income. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the holder's basis in the common stock and thereafter as capital gain.

Sale of Common Stock

        Upon the sale or exchange of common stock, except as described below, a United States holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the United States holder's holding period in the common stock is more than one year at the time of the sale or exchange. Long-term capital gains recognized by non-corporate taxpayers before January 1, 2011 are taxed at a rate of 15%. The deductibility of capital losses is subject to certain limitations. Any amounts of gain on the sale or exchange of common stock, however, will be taxed as ordinary income to the extent of any accrued market discount in respect of the new notes that was not previously taken into account prior to or in connection with the conversion of new notes into common stock.

Backup Withholding and Information Reporting

        A noncorporate United States holder generally will be subject to information reporting requirements, on Internal Revenue Service Form 1099, in respect of:

  •
  payments of principal and interest on a note or dividends on common stock within the United States, including payments made by wire transfer from outside the United States to an account the holder maintains in the United States, and

  •
  the payment of the proceeds from the sale of a note or common stock effected at a United States office of a broker.

        Additionally, backup withholding will apply to such payments to a noncorporate United States holder that:

  •
  fails to provide an accurate taxpayer identification number,

  •
  is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on the holder's federal income tax returns, or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE AND OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE UNITED STATES ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE AND OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The financial statements of priceline.com Incorporated as of December 31, 2005 and 2004 and for the three years in the period ended December 31, 2005 and management's report on the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated in this offering circular by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.

priceline.com Incorporated

Offer to Exchange
2006 1.00% Convertible Senior Notes due 2010
for any or all of our outstanding
1.00% Convertible Senior Notes due 2010

The exchange agent for the exchange offer is:
American Stock Transfer & Trust Company

        Letters of Transmittal, certificates for the equity security units and any other required documents should be sent by each holder or its broker, dealer, commercial bank, trust company or other nominee to the exchange agent:

By Mail:	By Hand or Courier:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

For assistance call (877) 248-6417 or (718) 921-8317

The information agent for the exchange offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and brokers call: (212) 269-5550 (collect)
All others call toll free: (888) 886-4425

        Any questions regarding procedures for tendering equity securities or requests for additional copies of this offering circular and letter of transmittal should be directed to the information agent.

Offering Circular dated October 10, 2006

QuickLinks

TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY
priceline.com Incorporated
Corporate Information
The Exchange Offer
The New Notes
Material Differences Between the Outstanding Notes and New Notes
Summary Consolidated Financial Data
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
CAPITALIZATION
DIVIDEND POLICY
THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM